UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.         )

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ORBITZ WORLDWIDE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 26, 2013

Dear Fellow Shareholder:

I am pleased to invite you to our 2013 Annual Meeting of Shareholders. We will hold the Annual Meeting at 10:00 a.m. CDT on Tuesday, June 11, 2013, at the offices of Drinker Biddle & Reath LLP, 191 N. Wacker Drive, Suite 3700, Chicago, Illinois.

Details of the business to be conducted at the Annual Meeting can be found in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement.

In order to lower costs and minimize the environmental impact of our Annual Meeting, we are delivering these proxy materials primarily by mailing shareholders who are beneficial shareholders or shareholders “in street name” a Notice of Internet Availability of Proxy Materials. This Notice contains instructions on how to access the proxy materials and vote. If you receive a Notice of Internet Availability of Proxy Materials, you may request paper copies of the materials if you so choose by following the instructions in the Notice.

Whether or not you plan to attend the Annual Meeting, your vote is important, and I encourage you to vote promptly. The Notice for beneficial shareholders or shareholders “in street name” contains instructions on how to vote via the Internet or by calling a toll-free number. If you receive paper copies of the proxy materials by mail, you may vote by signing, dating and mailing your proxy card. You may also vote in person at the Annual Meeting.

On behalf of the Board of Directors, thank you for your continued interest and support.

Sincerely,

Jeff Clarke

Chairman of the Board

ORBITZ WORLDWIDE, INC.

500 W. Madison Street

Suite 1000

Chicago, Illinois 60661

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 11, 2013

To the Orbitz Worldwide, Inc. Shareholders:

The Orbitz Worldwide, Inc. (the “Company”) Annual Meeting of Shareholders will be held at 10:00 a.m. CDT on Tuesday, June 11, 2013, at the offices of Drinker Biddle & Reath LLP, 191 N. Wacker Drive., Suite 3700, Chicago, Illinois, for the following purposes:

1.	To elect two directors to our Company’s board of directors (our “Board”), each to serve a three-year term;

2.	To approve an increase of 1,500,000 shares reserved for issuance under our 2007 Equity and Incentive Plan;

3.	To ratify the appointment of Deloitte & Touche LLP as our independent auditor for the year ending December 31, 2013; and

4.	To transact any other business properly presented at the Annual Meeting, or any adjournment or postponement thereof.

Only shareholders of record at the close of business on April 15, 2013, are entitled to notice of, and to vote at, the Annual Meeting.

Whether or not you expect to attend the Annual Meeting, we encourage you to vote your shares promptly. If you have requested or received paper copies of these proxy materials by mail, you may sign, date and mail the included proxy card in the enclosed envelope. If your shares are registered in the name of a broker, bank, broker-dealer or similar organization, you may also vote your shares electronically via the Internet or by telephone. It is important that your shares be represented at the Annual Meeting. If for any reason you wish to revoke your proxy, you may do so at any time before it is voted at the Annual Meeting.

By Order of the Board

James F. Rogers

Secretary

April 26, 2013

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Shareholders to be Held on June 11, 2013

Our Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2012, are available on our Investor Relations website (www.orbitz-ir.com).

You may also request paper copies of these proxy materials free of charge by writing to:

Investor Relations, Orbitz Worldwide, Inc., 500 W. Madison Street, Suite 1000, Chicago, Illinois 60661

ORBITZ WORLDWIDE, INC.

500 W. Madison Street

Suite 1000

Chicago, Illinois 60661

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 11, 2013

INTRODUCTION

We have prepared this Proxy Statement in connection with our Board’s solicitation of proxies for our Annual Meeting of Shareholders to be held at 10:00 a.m. CDT on Tuesday, June 11, 2013, at the offices of Drinker Biddle & Reath LLP, 191 N. Wacker Drive., Suite 3700, Chicago, Illinois, to consider and vote on the matters specified in the Notice of Annual Meeting of Shareholders accompanying this Proxy Statement.

On or about April 26, 2013, we mailed or otherwise furnished this Proxy Statement to our shareholders. In accordance with the rules adopted by the Securities and Exchange Commission (the “SEC”), we sent a Notice of Internet Availability of Proxy Materials to our shareholders who hold their shares through brokers, banks, broker-dealers or similar organizations. The Notice contains instructions for accessing our proxy materials via the Internet and, if desired, for requesting electronic or paper copies.

Shareholders who hold our stock indirectly through an account with an institutional or other nominee holder of our stock, such as a broker, bank, broker-dealer or similar organization, are referred to as beneficial shareholders or shareholders “in street name.” If you are a beneficial shareholder, your broker, bank, broker-dealer or similar organization delivers the proxy materials to you, and your vote instructs your nominee how to vote your shares; your nominee in turn instructs the proxies how to vote your shares.

Shareholders who hold our stock directly in their names with American Stock Transfer & Trust Company, our stock transfer agent, are considered shareholders of record and receive proxy materials and a proxy card directly from American Stock Transfer & Trust Company in the mail. As the shareholder of record, you have the right to give your proxy directly to us or to vote in person at the Annual Meeting. If you are a shareholder of record, please complete, sign, date and return the enclosed proxy card and mail it promptly in the enclosed postage-paid return envelope, even if you plan to attend the Annual Meeting.

We bear the cost of soliciting your vote, including the cost of preparing and mailing the Notice of Internet Availability of Proxy Materials, the Notice of Annual Meeting of Shareholders and this Proxy Statement. Our directors, officers or employees may solicit proxies or votes in person, by telephone or by electronic communication. They will not receive any additional compensation for these solicitation activities. We will enlist the help of banks, brokers, broker-dealers and similar organizations in soliciting proxies for the Annual Meeting from their customers (i.e., beneficial shareholders) and will reimburse those firms for related out-of-pocket expenses. You may revoke your proxy at any time by executing and delivering a later dated proxy or written notice of the revocation of the proxy to our corporate secretary prior to the Annual Meeting or by attending and voting in person at the Annual Meeting. Attendance at the Annual Meeting will not constitute a revocation of a proxy. Unless you revoke your proxy before the Annual Meeting, the shares represented by all properly executed proxies received in time for the Annual Meeting will be voted in accordance with your directions. If you are a beneficial shareholder, you must contact the organization that holds the shares on your behalf to change your vote.

Shares Outstanding and Voting Rights

As of April 15, 2013, 105,368,952 shares of our common stock, par value $0.01 per share (“common stock”), were outstanding. Our common stock constitutes our only outstanding class of voting securities. Only shareholders of record as of the close of business on April 15, 2013 (the “record date”) are entitled to receive notice of, and to vote at, the Annual Meeting. Holders of our common stock are entitled to one vote for each share held. Holders of our common stock do not have cumulative voting rights with respect to the election of directors.

Quorum and Required Vote

Quorum.    Unless a quorum is present, no action may be taken at the Annual Meeting except to adjourn it until a later time. The holders of a majority of the issued and outstanding shares of our common stock on the record date, present in person or represented by proxy, are necessary to constitute a quorum at the Annual Meeting. To determine a quorum, in addition to shares that have been voted, we count shares represented at the Annual Meeting but that are voted to abstain on any or all matters and “broker non-votes.” Broker non-votes represent shares held by brokers, banks, broker-dealer or similar organizations that under New York Stock Exchange (“NYSE”) rules may only be voted on routine matters. Accordingly, those holders may not vote those shares on discretionary matters if they have not received voting instructions from the beneficial owners resulting in broker non-votes. The inspector of election appointed for the Annual Meeting will: (i) determine the number of shares of our common stock that are present at the Annual Meeting; (ii) determine the validity of proxies and ballots; (iii) determine whether a quorum is present; and (iv) count all votes and ballots.

Required Vote.    If a quorum is present, directors are elected by a plurality of all of the votes cast, in person or by proxy. A “plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be elected at the meeting.

If you hold your shares beneficially, your vote instructs your broker, bank, broker-dealer, similar organization or other nominee, as the holder of record, how to vote your shares. Under NYSE rules, if you do not provide voting instructions to your broker, bank, broker-dealer or similar organization (your “nominee”), your nominee has discretion to vote your shares only on matters classified as “routine” under NYSE rules. The ratification of the appointment of Deloitte & Touche LLP as our independent auditors (Proposal 3) is the only item on the Annual Meeting agenda that is considered routine. If you do not vote, your nominee may vote your shares only on Proposal 3. In that case, your shares will be counted toward the quorum for the Annual Meeting and they will be voted on Proposal 3. Abstentions and broker non-votes have no effect on the outcome of the ratification of the appointment of Deloitte & Touche LLP.

The proposal to elect two directors to the Board and the proposal to approve an increase of 1,500,000 shares reserved for issuance under our 2007 Equity and Incentive Plan are not routine matters; therefore, your nominee may not vote your shares on those matters without your instructions. Abstentions and broker non-votes have no effect on the election of directors and on the outcome of the approval of the increase of 1,500,000 shares reserved for issuance under our 2007 Equity and Incentive Plan.

PROPOSAL 1

ELECTION OF DIRECTORS

Our certificate of incorporation and by-laws specify that the Board shall consist of not fewer than three, nor more than fifteen, members. Our Board is divided into three classes, designated as Class I, Class II and Class III. Members of each class hold office for staggered three-year terms. The terms of the Class III directors expire on the date of the 2013 Annual Meeting. At the Annual Meeting, you will vote on the nomination of two directors, each to be elected to our Board for a three-year term expiring at the 2016 Annual Meeting. The persons named in the accompanying form of proxy (“proxy holders”) intend to nominate the persons named below as directors and vote the shares represented by the proxy for the election of those nominees, unless a shareholder otherwise specifies in a proxy. If a director nominee should become unavailable to serve as a director, the proxy holders intend to vote the shares for a replacement nominee designated by the Board. In lieu of naming a substitute, the Board may reduce the number of Board members.

Under our certificate of incorporation, until Travelport Limited (“Travelport”) ceases to beneficially own at least 33 1/3% of the votes entitled to be cast by our outstanding common stock, we must obtain Travelport’s prior written consent to: (a) change the number of directors on the Board; (b) select members of the Board; and (c) fill newly created Board vacancies. As of the date of this Proxy Statement, Travelport, through one of its wholly owned subsidiaries, TDS Investor (Luxembourg) S.à r.l., beneficially owned over 33 1/3% of our outstanding common stock. See the section entitled “Security Ownership — Security Ownership by Certain Other Beneficial Owners” below.

Directors are elected by a plurality of all of the votes cast, in person or by proxy. This means that nominees receiving the highest number of votes at the Annual Meeting will be elected, even if those votes do not constitute a majority of the votes cast.

Our Board currently has ten directors. Jill Greenthal has notified us that she is resigning from the Board effective May 10, 2013, and accordingly will not be standing for election at the 2013 Annual Meeting. As a result, there are only two nominees for election as Class III Directors at the 2013 Annual Meeting. Under our certificate of incorporation, because Travelport Limited owns at least 33 1/3% of our outstanding stock, we cannot change the number of directors, select new directors or fill Board vacancies without Travelport’s consent. The Board has commenced a search for a candidate to fill the vacancy resulting from Jill’s resignation. We would like to acknowledge with gratitude Jill’s service on our Board.

Nominees for Election at the 2013 Annual Meeting

The following table presents information regarding the Class III director nominees, as of April 12, 2013, including information about each nominee’s professional experience, educational background and qualifications that led the Board to nominate him for election. The following also includes information about all public company directorships each nominee currently holds and has held during the past five years. In addition to the public company directorships listed below, the nominees may also serve on the boards of various charitable, educational and cultural institutions.

Class III Directors — Terms Expire in 2013

Name	Age	Principal Occupation and Other Information

Jeff Clarke	51

Jeff has served as a member of our Board and as our Chairman since June 2007. Since February 2012, Jeff has been Chairman of Travelport Limited, a global, broad-based business services provider. He previously served as Travelport’s Executive Chairman from April 2011 until February 2012 and its President and Chief Executive Officer since May 2006. Jeff is a Managing Partner of Augusta Columbia Capital, a private equity firm. He currently serves on the boards of Red Hat, Inc. and the Northeastern University Corporation, a non-profit, private university. He previously served on the boards of UTStarcom, Inc., Transatlantic Business Dialogue and the Genesco Foundation. He also served as a governor on the World Economic Forum’s Committee on Aviation, Travel and Tourism, and an executive committee member of the World Travel and Tourism Council. Jeff holds a B.A. degree in Economics from the State University of New York at Geneseo and an M.B.A. from Northeastern University.

Jeff has over 25 years of experience with companies that have significant technology operations, providing our Board with the benefit of his deep industry experience and unique insight into the strategic issues facing our business. As a former CFO for both Compaq and CA, Inc., Jeff also brings financial expertise to our Board. His service on the boards of other public companies further enhances his experience in corporate governance matters and other issues that face public companies.

Name	Age	Principal Occupation and Other Information

Bob Friedman	70

Bob has served as a member of our Board since March 2011. Bob is a Senior Advisor of The Blackstone Group, L.P., a global investment and advisory firm, having previously served as a Senior Managing Director of Blackstone from 1999 until his retirement in June 2012. He was Chief Legal Officer of Blackstone from January 2003 through August 2010 and was also its Chief Administrative Officer during most of that period. Before joining Blackstone, Bob was a partner with Simpson Thacher & Bartlett for 25 years, where he was a senior member of that law firm’s mergers and acquisitions practice. He currently serves on the boards of Axis Capital Holdings Limited, TRW Automotive Holdings Corp. and YRC Worldwide Inc. Bob previously served on the boards of The India Fund, Inc. from 2008 to 2012, Northwest Airlines, Inc. from 2001 to 2008, Corp Group Banking S.A. from 1999 to 2008 and FGIC Corporation from 2009 to 2013. Bob holds a B.A. degree from Columbia College and a J.D. from the University of Pennsylvania Law School.

Bob was recommended to our Board by Travelport. Bob’s long career with Simpson Thacher advising boards on legal, corporate governance and compliance matters makes him a valued member of our Board. In addition, he is knowledgeable about the debt and capital markets based on his experience as a senior executive at Blackstone, and he has executive management skills from his various executive positions at Blackstone and Simpson Thacher. Bob also brings travel and airline experience to our Board from his previous service as a director of Northwest Airlines and as its principal outside lawyer before he joined its board.

The Board recommends a vote FOR approval of all the director nominees.

The following tables present information, as of April 12, 2013, regarding our directors who are not nominees for election at the 2013 Annual Meeting.

Class I Directors — Terms Expire in 2014

Name	Age	Principal Occupation and Other Information

Mark Britton	46

Mark has served as a member of our Board since April 2011. Mark is the founder, Chairman, CEO and President of Avvo, a website offering free Q&A forums, ratings and profiles for 95 percent of U.S. lawyers. Prior to founding Avvo in 2005, Mark was Executive Vice President of Worldwide Corporate Affairs of InterActiveCorp Travel (IACT) and Expedia, Inc. from 2003 to 2004 and Senior Vice President, General Counsel and Secretary of Expedia from 1999 to 2003. At IACT and Expedia, he oversaw all finance, strategy, corporate development, legal, human resources and government relations functions for the IACT companies, including Expedia, Hotels.com, Hotwire, Classic Custom Vacations and Interval International. Mark currently serves on the board of regents of Gonzaga University. Mark holds a B.A. degree in finance from Gonzaga University and a J.D. from George Washington University.

From his many years of experience at Avvo, Expedia and IACT, Mark brings to the board a deep understanding of the travel industry and the consumer Internet. Mark also provides strong business operations and financial expertise that enhances our Board’s ability to perform its oversight role. Mark is also an audit committee financial expert.

Brad Gerstner	41

Brad has served as a member of our Board since March 2010. Brad is Chief Executive Officer of Altimeter Capital Management, a Boston-based investment firm he founded in November 2008. Prior to Altimeter, Brad was Vice President at PAR Capital Management from 2005 to 2008. Brad also served an appointment as Deputy Secretary of State of Indiana. Brad is also the founder and Chairman of Room 77 Inc., a hotel-focused travel research site. Brad currently serves on the boards of Silver Rail Technologies, Inc., Room 77 Inc., Hotel Tonight, Trigger Media, Nor 1 and Duetto Research Inc. Brad holds a B.A. degree from Wabash College, a J.D. from Indiana University and an M.B.A. from the Harvard Business School.

As founder of Room 77 and a former CEO of two online businesses, including one that operated in the travel industry, Brad has specific strategic and operating knowledge regarding how to run a successful online commerce company. Furthermore, as an investor with a focus on the travel industry, he brings subject-matter expertise and a keen understanding of the competitive landscape and our public and private competitors.

Name	Age	Principal Occupation and Other Information

Kris Leslie	48

Kris has served as a member of our Board since March 2011. She is a consultant. From 2004 to 2007, Kris served as CFO of DreamWorks Animation SKG, Inc., a company that develops and produces computer generated animated feature films. Kris currently serves on the boards of PICO Holdings, Inc. and Obagi Medical Products, Inc. Kris previously served on the board of Bare Escentuals, Inc. Kris also currently serves on the board of Methodist Hospital in Arcadia, CA where she is Treasurer and Chairwoman of the finance, audit and compliance committee, and a member of the compensation and executive committees. In addition, she is Chairwoman of the board of trustees at Flintridge Preparatory School in La Cañada, CA. Kris holds a B.A. degree in economics from Bucknell University and an M.B.A. from Columbia University.

As a former CFO of DreamWorks, Kris brings a wealth of financial management experience and understands the challenges a public reporting company faces. Her audit committee experience at PICO, Obaagi Medical Products and Bare Escentuals enhances our Board’s financial expertise. Kris’s work as CFO qualifies her as an audit committee financial expert.

Jaynie Studenmund	58

Jaynie has served as a member of our Board since July 2007. Jaynie is a corporate director and advisor. She currently serves on the boards of several public funds for Western Asset, Pinnacle Entertainment, Inc., AARP Services, Inc. and Forest Lawn. Jaynie is also on the board of Huntington Memorial Hospital and is one of its five lifetime trustees. She previously served on the boards of MarketTools, eHarmony.com, Passenger, Countrywide Bank and aQuantive, Inc. Jaynie holds a B.A. degree from Wellesley College and an M.B.A. from the Harvard Business School.

Jaynie has over 30 years of comprehensive executive management and operating experience across a diverse set of businesses, including start-ups, rapid growth, turnarounds and mergers and acquisitions in the Internet and financial services industries. Within these environments, she has served as President, COO and director of both public and private companies, providing us with broad operational expertise that she has gained by working with numerous companies through their various stages of development.

Class II Directors — Terms Expire in 2015

Name	Age	Principal Occupation and Other Information

Martin Brand	38

Martin has served as a member of our Board since March 2010. He is a Managing Director in the Private Equity Group for The Blackstone Group, L.P., a global investment and advisory firm. Martin joined Blackstone’s London office in 2003 and transferred to the New York office in 2005. Before joining Blackstone, he worked as a derivatives trader with the FICC division of Goldman Sachs in New York and Tokyo and with McKinsey & Company in London. Martin currently serves on the boards of Knight Capital Group, Bayview Financial, Travelport, Sungard, Exeter Finance and PBF Energy. He also serves on the advisory board of the Hudson Union Society and the Board of the Harvard Business School Club of New York. Martin received a B.A./M.A. in Mathematics and Computation from Oxford University and an M.B.A. from Harvard Business School.

Martin brings extensive financial expertise and broad-based international experience to our Board. Together, these attributes provide our Board with critical insight into what is needed to successfully compete in the global marketplace.

Ken Esterow	48

Ken has served as a member of our Board since August 2011. He is an industry consultant and a CEO1st Partner with Frontenac Company, a private equity firm. Ken served in a variety of roles at Travelport Limited and Cendant Corporation from 1995 to 2011. From January 2007 to May 2011, he was President and Chief Executive Officer of Travelport Limited’s Gullivers Travel Associates business, which includes Octopustravel.com, a leading global hotel wholesaler. The Gullivers Travelers Associates business was sold to Kuoni Reisen Holding AG in May 2011. Ken previously served as an executive committee member of the board of the US Travel Association. Ken holds a B.A. degree in Biology from the University of Pennsylvania and an M.B.A. from the Wharton School at the University of Pennsylvania.

Ken brings to our Board a wealth of previous travel, hospitality and business experience. His global experience, including emerging markets in Asia and the Middle East, and his extensive knowledge of business development, leadership team development and execution is also valuable to our Board.

Name	Age	Principal Occupation and Other Information

Barney Harford	41

Barney has served as our Chief Executive Officer and as a member of our board since January 2009. Prior to joining Orbitz Worldwide in January 2009, Barney served in a variety of roles at Expedia, Inc., an online travel agency, from 1999 to 2006. From 2004 to 2006, he served as President of Expedia Asia Pacific. Prior to 2004, Barney served as Senior Vice President of Air, Car & Private Label and led Expedia’s corporate development, strategic planning and investor relations functions. He joined Expedia in 1999 as a product planner. Barney currently serves on the board of LiquidPlanner, Inc. He previously served on the boards of Orange Hotel Group from 2009 to 2012; Global English Corporation (subsequently acquired by Pearson) from 2008 to 2011; and eLong, Inc. from 2004 to 2008, for which he served as Chairman from July 2006 to March 2007. He holds an M.A. degree in Natural Sciences from Clare College, Cambridge University and an M.B.A. from INSEAD.

As our Chief Executive Officer, Barney is uniquely qualified to provide the Board with key insight into our operational and strategic initiatives. His strong leadership capabilities, knowledge of our business, and deep insights into the travel industry make him a valuable member of our Board. He also has significant experience serving on the boards of several public and private companies.

CORPORATE GOVERNANCE

General

Our business and affairs are managed under the direction of our Board. We believe that a strong corporate governance framework is essential to the long-term success of our Company. This section describes our controlled company status, governance practices and policies, Board leadership structure and oversight function.

Controlled Company

In its business judgment, our Board previously had determined that we were, and it had elected to treat us as, a “controlled company,” as defined in Section 303A of the NYSE rules, based on the voting control of affiliates (including Travelport) of The Blackstone Group, L.P., which beneficially owned, directly and indirectly, in excess of 50% of our outstanding common stock. However, pursuant to Travelport’s comprehensive refinancing plan that was completed on April 15, 2013, Travelport is no longer considered a Blackstone affiliate. As a result, we are no longer a controlled company because no shareholder, when considered together with its affiliates, beneficially owns, directly or indirectly, in excess of 50% of our outstanding common stock. See the section entitled “Security Ownership – Security Ownership by Certain Other Beneficial Owners” below. While we were a controlled company, we were exempt from certain requirements of the NYSE corporate governance rules, including the requirement that our board comprise a majority of independent directors, that our compensation committee meet the NYSE independence criteria and that our compensation and our nominating and corporate governance committees have written charters addressing certain specified matters. Because we are no longer a controlled company within the meaning of these rules, we are required to comply with these provisions by April 14, 2014, as specified in NYSE listing standards.

Board Leadership Structure

Our Corporate Governance Guidelines require the separation of the Chairman of the Board and the CEO roles. The non-executive Chairman manages the overall functioning of our Board, and his current responsibilities include preparing the master agenda for Board meetings and presiding at shareholder meetings, Board meetings and Board executive sessions. Jeff currently serves as our Chairman. Our Board structure creates a positive balance in leadership and accountability, as the functions of CEO and Chairman are significantly different. In addition to balancing responsibilities, our current structure increases our CEO’s accountability to the Board and strengthens the Board’s independence from management. By separating the roles of Chairman and CEO, Barney can focus his efforts on running our business and managing our Company in the best interests of our shareholders.

Risk Oversight

Our business faces various risks, including strategic, financial, legal, operational and accounting risks. Management is responsible for the day-to-day management and mitigation of risk. Identifying, managing and mitigating our exposure to these risks and effectively overseeing this process are critical to our operational decision-making and annual planning processes. Our Board has ultimate responsibility for risk oversight. Management reviews and discusses these risks with the Board as part of the business and operating review conducted at each of our regular Board meetings.

Our Board has delegated a portion of its risk oversight responsibilities to its committees consistent with each committee’s area of responsibility. Each committee regularly reports back to the Board on its risk oversight activities. The audit committee has primary oversight of our financial reporting, internal control and compliance risks and also oversees risks arising from related party transactions (see the section entitled “Certain Relationships and Related Person Transactions” below for further discussion of the audit committee’s role in the review and approval of related party transactions). At least quarterly, the audit committee meets separately with our internal auditor and representatives from our independent auditor. In addition, management regularly reports to the audit committee on litigation and regulatory developments and our compliance with the Sarbanes-Oxley

Act and other corporate compliance policies. The compensation committee reviews risks arising from our executive compensation programs and specifically evaluates their effect on risk-taking activities. The nominating and corporate governance committee oversees risks related to our governance structure and succession planning and considers risk oversight when evaluating our Corporate Governance Guidelines and reviewing our Board and committee composition. In addition, the nominating and corporate governance committee reviews the specific skills and experience of Board nominees to ensure that each nominee has the appropriate level of experience to oversee the risks we face.

Code of Conduct and Code of Ethics

We have adopted the Orbitz Worldwide, Inc. Code of Conduct which applies to all of our directors and employees, including our CEO, CFO and chief accounting officer. In addition, we have adopted a Code of Ethics for our CEO and senior financial officers. The Code of Conduct and the Code of Ethics are available on the corporate governance page of our Investor Relations website at www.orbitz-ir.com. Amendments to, or waivers from, the Code of Conduct and the Code of Ethics will be posted on our website and provided to you for free by writing to us at: Orbitz Worldwide, Inc., Attention: Corporate Secretary, 500 W. Madison Street, Suite 1000, Chicago, Illinois 60661.

Corporate Governance Policies and Charters

Current copies of the following materials related to our corporate governance policies and practices are available publicly on the corporate governance page of our Investor Relations website at www.orbitz-ir.com:

•	Corporate Governance Guidelines;

•	Audit Committee Charter;

•	Compensation Committee Charter;

•	Nominating and Corporate Governance Committee Charter;

•	Code of Conduct;

•	Code of Ethics for the CEO and Senior Financial Officers;

•	Policy on Trading in Securities;

•	Stock Ownership Policy; and

•	Executive Compensation Recoupment Policy.

You may also obtain copies of these materials for free by writing to our corporate secretary at: Orbitz Worldwide, Inc., Attention: Corporate Secretary, 500 W. Madison Street, Suite 1000, Chicago, Illinois 60661.

Compensation Committee Interlocks and Insider Participation

The Board has determined that all of the directors who served on the compensation committee during 2012 are independent within the meaning of the NYSE listing standards. None of the compensation committee’s members:

•	is or was an officer or employee of Orbitz Worldwide;

•

is or was a participant in a “related party” transaction since the beginning of 2012 (for a description of our policy on related party transactions, see “Certain Relationships and Related Person Transactions” in this Proxy Statement); or

•	is an executive officer of another entity at which one of our executive officers serves on the board of directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to report to the SEC their ownership of our common stock and changes in that ownership. We reviewed copies of reports filed pursuant to Section 16(a) of the Exchange Act and written representations from reporting persons that all reportable transactions were reported. Based solely on that review, we believe that during 2012, all required filings were timely made in accordance with the requirements of the Exchange Act, except that Brad, Jill and Jeff each did not timely file a Form 4 related to one transaction that occurred on each of December 31, 2011, March 31, 2012 and June 30, 2012; David did not timely file a Form 4 related to three transactions that occurred on June 2, 2012; and The Blackstone Group did not timely file a Form 4 related to an equity grant to Blackstone Management Partners, L.L.C., the investment advisor to certain of the Blackstone entities.

Independence of Directors

Under our Corporate Governance Guidelines, after we ceased to qualify as a “controlled company” under the NYSE corporate governance rules (as discussed above), prior to the end of the phase-in period the Board will have a majority of independent directors. No director will be deemed independent unless the Board affirmatively determines that the director has no direct material relationship with us as an officer, shareholder or partner of an organization that has a relationship with us. The Board annually reviews our relationships with each of our directors (directly or as a partner, shareholder or officer of an organization that has a relationship with us). Following that review, only those directors who the Board affirmatively determines have no material relationship with us are considered independent directors, subject to any additional qualifications prescribed under the NYSE corporate governance rules or under applicable law. The Board may adopt and disclose categorical standards to assist it in determining director independence but currently does not have any categorical standards other than the NYSE corporate governance rules. A director is required to promptly inform the Board of any changes in circumstances that may result in the director no longer being considered independent under the NYSE corporate governance rules or under applicable law.

The Board has determined that Mark, Brad, Kris and Jaynie are independent within the meaning of current NYSE corporate governance rules and have no other material relationships with us that could interfere with her or his ability to exercise independent judgment. The Board does not consider Martin, Jeff, Ken, Bob, Jill or Barney to be independent under these rules.

Communications with Directors

If a shareholder or any interested party has any concern, question or complaint regarding any accounting, auditing or internal controls matter, any issues arising under the Code of Conduct or any other matter that he or she wishes to communicate with the Board, the non-management directors as a group, or any individual director, the shareholder or interested party may write to any of these groups or individuals c/o Orbitz Worldwide, Inc., Attention: Chairman, 500 W. Madison Street, Suite 1000, Chicago, Illinois 60661. Our Chairman will relay the communication to the full Board, director group or individual director as appropriate. From time to time, the Board may change the process for shareholder communication with the Board or its members. You should refer to the corporate governance page of our Investor Relations website at www.orbitz-ir.com for any changes in this process.

Whistleblower Hotline

The Board has established a means for employees, customers, suppliers, shareholders and other interested parties to submit confidential and anonymous reports of suspected or actual violations of the Code of Conduct or other matters. Any employee, shareholder or other interested party may call the Integrity Line and submit a report. The Integrity Line is operational 24 hours a day, seven days a week. Information on our Integrity Line is available in our Code of Conduct, which is available on the corporate governance page of our Investor Relations website at www.orbitz-ir.com.

Board Executive Sessions

The non-management directors of the Board regularly meet alone without any members of management being present. Jeff, our Chairman, presides as the lead director at these executive sessions.

Meeting Attendance

We expect directors to attend all Board meetings, the Annual Meeting and all meetings of the committees on which they serve. We understand, however, that occasionally a director may be unable to attend a meeting. The Board held 13 meetings in 2012. All directors attended at least 75% of the aggregate number of meetings of the Board and all committees on which they served. Seven of the 10 then-current directors attended the 2012 Annual Meeting.

BOARD COMMITTEES AND MEMBERSHIP

The Board has three standing committees: the audit committee, the compensation committee, and the nominating and corporate governance committee. The charter of each committee is available, free of charge on our Investor Relations website (www.orbitz-ir.com), under “Investors – Corporate Governance – Committee Charters.”

Current Committee Membership

Director	Audit	Compensation	Nominating and Corporate Governance
Mark Britton	Member	Member	—
Brad Gerstner	—	Member	—
Jill Greenthal	—	—	Chair
Kris Leslie	Chair	Member	Member
Jaynie Studenmund	Member	Chair	Member

Special Committee

A special committee of the Board, formed to evaluate business opportunities, met 11 times during 2012. The members of the special committee were Mark (Chair), Kris and Jaynie.

Audit Committee

The audit committee assists the Board in its oversight of the integrity of our financial statements and the qualifications, independence and performance of our independent auditor.

The audit committee:

•

reviews the audit plans and findings of our independent auditors and our internal audit and risk review staff, as well as the results of regulatory examinations, and tracks management’s corrective action plans where necessary;

•	reviews our financial statements, including any significant financial items or changes in accounting policies, with our senior management and independent auditor;

•	reviews our financial risk and control procedures, compliance programs and significant tax, legal and regulatory matters; and

•

has discretion to appoint annually our independent auditor (subject to certain contractual requirements requiring us to select an accounting firm designated by Travelport), to evaluate its independence and performance and to set clear hiring policies for the independent auditor’s employees or former employees.

The audit committee is also responsible for the review, approval or ratification of “related person transactions” between us or our subsidiaries and related persons, as defined by the rules of the SEC.

The members of the audit committee are Kris (Chair), Mark and Jaynie, each of whom the Board has determined to be “independent” under the NYSE corporate governance rules and Rule 10A-3(b)(1)(iv)(A) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has determined that each of

Mark, Kris and Jaynie meet the NYSE’s financial literacy requirements and that Mark and Kris each qualify as “audit committee financial experts” under SEC rules. The audit committee met 10 times in 2012.

Report of the Audit Committee for 2012

The audit committee oversees our financial reporting process on the Board’s behalf. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting. In fulfilling its oversight responsibilities, the audit committee has reviewed and discussed our 2012 audited consolidated financial statements and the report of Deloitte & Touche LLP, our independent registered public accounting firm, on those financial statements with management and Deloitte & Touche LLP, including a review and discussion of the quality, not just the acceptability, of our accounting principles; the reasonableness of significant estimates and judgments; and the clarity of disclosures in our financial statements, including the disclosures relating to critical accounting policies.

In addition, the audit committee has reviewed and discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 114, “The Auditor’s Communication with Those Charged with Governance,” which supersedes Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended and adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. In addition, the audit committee has discussed with Deloitte & Touche LLP their independence from management and us, and has received the written disclosures and the letter from Deloitte & Touche LLP required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence and has considered whether the services rendered by Deloitte & Touche LLP or its affiliates with respect to tax and non-audit services are compatible with maintaining their independence.

The audit committee has also reviewed and discussed with management and Deloitte & Touche LLP management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and the report of Deloitte & Touche LLP on the effectiveness of the Company’s internal control over financial reporting.

The audit committee discussed with Deloitte & Touche LLP the overall scope and plans for its audit. The audit committee meets with Deloitte & Touche LLP, with and without management present, to discuss the results of their examinations, their evaluations of our internal control over financial reporting, and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the Board (and the Board has approved) that our 2012 audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the SEC. The audit committee and the Board have also approved the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2013.

Respectfully Submitted By:

The Audit Committee as of February 20, 2013

Kris Leslie, Chair

Mark Britton

Jaynie Studenmund

Pre-Approval Policies

The audit committee is responsible for the appointment, compensation and oversight of the work of our independent auditor. The audit committee has adopted a policy requiring the pre-approval of any non-audit services performed by the independent auditor to ensure those services do not impair the firm’s independence. This policy requires that, unless a proposed service has received the audit committee’s general pre-approval, it will require specific pre-approval if it is to be performed by our independent auditor. All requests or applications for services to be provided by the independent auditor must be submitted to our CFO, who determines whether the services are included within the list of services that have received general pre-approval or whether they require specific pre-approval by the audit committee. The audit committee has considered whether the nature of the services provided by Deloitte & Touche LLP for tax and non-audit services are compatible with maintaining the nature of the firm’s independence and has determined that those services are compatible with the provision of independent audit services. All of the services performed by Deloitte & Touche LLP in 2012 were pre-approved in accordance with the audit committee’s pre-approval policy.

Independent Auditor’s Fees

Set forth below is a summary of fees for professional services by our independent auditor, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates for 2012 and 2011.

	2012	2011
Audit Fees	$2,012,125	$1,913,568
Audit-Related Fees	2,500	5,200
Tax Fees	50,000	45,000
All Other Fees	—	—

Total	$2,064,625	$1,963,768

Audit Fees

Audit fees consisted primarily of professional services rendered for the audit of our annual financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012, and the review of our quarterly financial statements included in our Quarterly Reports on Form 10-Q. Audit fees also included professional services rendered in connection with periodic reports and registration statements we filed with the SEC and statutory audits that are required for certain of our foreign subsidiaries.

Audit-Related Fees

Audit-related fees consisted of fees paid for a subscription to an accounting research tool.

Tax Fees

Tax fees consisted of fees billed for professional services rendered for tax compliance and international tax planning and consulting.

Compensation Committee

The compensation committee reviews and administers all compensation arrangements for executive officers and establishes and reviews general policies relating to our executive officers’ and employees’ compensation and benefits. The compensation committee oversees our compensation and employee benefit plans and practices, including our executive compensation, incentive-compensation and equity-based plans. The compensation committee also reviewed and discussed with management the compensation discussion and analysis and prepared the Compensation Committee Report included in this Proxy Statement. The members of the compensation committee are Jaynie (Chair), Mark, Brad and Kris. Each compensation committee member has been determined by the Board to be “independent” under the NYSE corporate governance rules, a “non-employee director” within the meaning of Rule 16b-3 of the Exchange Act, and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The compensation committee met 9 times in 2012.

A description of the processes and procedures we consider to determine our executives’ compensation is included in the section entitled “Executive Compensation — Compensation Discussion and Analysis” below.

Independence of Compensation Consultant to the Compensation Committee

Farient Advisors LLC (“Farient”) has served as the compensation committee’s independent compensation consultant since January 2010. During 2012, Farient provided the compensation committee advice and services, including:

•	participating in compensation committee meetings;

•	providing competitive market compensation data for executive positions;

•	conducting periodic reviews of elements of compensation;

•	analyzing “best practices” and providing advice about the design of our short-term and long-term incentive plans, including selecting performance metrics;

•	advising on the composition of our peer groups for benchmarking pay and performance; and

•	updating the compensation committee on executive compensation trends, issues and regulatory developments.

The compensation committee believes that its consultant should be able to advise the compensation committee independent of management’s influence. During 2012, Farient provided no services to Orbitz Worldwide other than executive and director compensation consulting services to the compensation committee.

At least annually, the compensation committee reviews the types of advice and services Farient provides and the fees charged for those services. The consultant: reports directly to the compensation committee on all executive and director compensation matters; regularly meets separately with the compensation committee outside the presence of management; and speaks separately with the compensation committee chair and other compensation committee members between meetings as necessary or desired.

Analysis of Risk in the Compensation Architecture

In December 2012, the compensation committee, with assistance from Farient, evaluated the current risk profile of our executive and broad-based compensation programs. In its evaluation, the compensation committee reviewed our executive compensation structure to determine whether our compensation policies and practices encourage our executive officers and employees to take unnecessary or excessive risks and whether these policies and practices properly mitigate risk. As we describe below under “Executive Compensation — Compensation Discussion and Analysis,” our compensation structure is designed to incentivize executives and employees to achieve company financial and strategic goals as well as individual performance goals that promote long-term shareholder returns. The compensation architecture balances this design with multiple elements intended to discourage excessive risk-taking by executives and employees to obtain short-term benefits that may be harmful to our Company and our shareholders in the long term. Farient advised that our compensation program is reasonable from a risk-taking perspective and that it appropriately includes (i) a balance of performance measures, including profitability and growth metrics and strategic and qualitative factors, (ii) performance goals based on external factors, including competitive historical performance and analyst expectations for future performance, (iii) reasonable and limited positive potential and (iv) a longer-term orientation through the use of equity awards.

Based on the foregoing, the compensation committee concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on our business or results of operations.

Shareholders’ Advisory Vote on Executive Compensation

In accordance with the shareholders’ recommendation at our 2011 Annual Meeting of Shareholders, an advisory vote on the compensation of the named executive officers will be conducted every three years with the next advisory vote at the 2014 Annual Meeting of Shareholders. There will not be an advisory vote at the 2013 Annual Meeting of Shareholders.

Compensation Committee Report for the Year Ended December 31, 2012

The compensation committee oversees our compensation programs on behalf of the Board. In fulfilling its oversight responsibilities, the compensation committee reviewed and discussed with management the “Compensation Discussion and Analysis” included in this Proxy Statement. In reliance on that review and discussion, the compensation committee recommended to the Board that the “Compensation Discussion and Analysis” be included in our Proxy Statement to be filed with the SEC in connection with our Annual Meeting and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2012, which was filed with the SEC on March 5, 2013.

The Compensation Committee

Jaynie Studenmund, Chair

Mark Britton

Brad Gerstner

Kris Leslie

Nominating and Corporate Governance Committee

The nominating and corporate governance committee assists the Board in fulfilling its oversight responsibilities relating to our corporate governance matters, including the identification and recommendation of director nominees, recommendation of Board committee appointments, executive management succession planning, Board, committee and CEO evaluations, the Corporate Governance Guidelines and such other duties as the Board directs. The members of the nominating and corporate governance committee are Jill (Chair), Kris and Jaynie, a majority of whom have been determined by the Board to be “independent” under the NYSE corporate governance rules. The nominating and corporate governance committee met 2 times in 2012.

Director Selection Procedures

The nominating and corporate governance committee identifies and screens candidates for Board membership. The nominating and corporate governance committee may identify potential candidates through a combination of referral sources, including current Board members, shareholders, consultants and search firms, as appropriate.

The nominating and corporate governance committee is responsible for assessing the appropriate balance of criteria required for Board membership. The nominating and corporate governance committee applies several criteria in selecting nominees. At a minimum, the nominating and corporate governance committee considers: (a) whether the nominee has demonstrated, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of our business and affairs and (b) the nominee’s reputation for honesty and ethical conduct in his or her personal and professional activities. Additional factors that the nominating and corporate governance committee may consider include a candidate’s specific experience and skills, relevant industry background and knowledge (including, in particular, knowledge of the travel and e-commerce industries and familiarity with information technology generally), time availability in light of other commitments, potential conflicts of interest, material relationships with us and independence from management and us. The nominating and corporate governance committee also takes into account an individual candidate’s diversity of background and experience. While we do not have a formal diversity policy for Board membership, the Board seeks directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s discussions and decision-making process. These diversity considerations are discussed by the nominating and corporate governance committee in connection with the general qualifications of each potential nominee.

Under our certificate of incorporation, until Travelport ceases to beneficially own at least 33 1/3% of the votes entitled to be cast by our outstanding common stock, we must obtain Travelport’s prior written consent to: (a) change the number of directors on the Board; (b) nominate members of the Board; and (c) fill newly created Board vacancies.

The nominating and corporate governance committee will consider director candidates recommended by shareholders in the same manner it considers other candidates. In evaluating candidates submitted by shareholders, the nominating and corporate governance committee will consider the needs of the Board and the qualifications of the candidate. Our by-laws require shareholders to provide advance notice to our corporate secretary to nominate a director candidate. For an annual meeting, shareholders must give notice that is not less than 90 days and not more than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. In the event that the annual meeting is held on a date that is not within 30 days before or after that anniversary date, then shareholder notice must be received no later than the close of business on the tenth day following the earlier of the day on which notice of the date of the annual meeting was mailed or published. This latter condition controlled shareholder nominations for the 2013 Annual Meeting. For the 2014 Annual Meeting, shareholder nominations must be received no earlier than February 11, 2014 and no later than March 13, 2014. Shareholder nominations for the election of directors at a special meeting must be received by our corporate secretary no later than the close of business on the tenth day following the earlier of the day on which notice of the date of the special meeting was mailed or published.

A shareholder’s notice to our corporate secretary must be in proper written form and must contain information about the shareholder, including:

•	the shareholder’s name and record address;

•	the number of shares of our common stock owned beneficially or of record;

•	a description of all arrangements or understandings between the shareholder and any other person in connection with the nomination and the shareholder’s material interest in the nomination; and

•

a representation that the shareholder is a holder of record of our common stock entitled to vote at that meeting and that the shareholder intends to appear in person or by proxy at the meeting to bring that nomination before the meeting;

and, as to each person whom the shareholder proposes to nominate for election as a director:

•	the name, age, business and residence addresses, and the principal occupation and employment of the person;

•	the class and series and number of shares of our common stock owned beneficially or of record by the person; and

•

any other information relating to the person required by the Exchange Act to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the Exchange Act.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Members of the Board who are also our employees or employees of our subsidiaries are not compensated for their service on the Board or any of its committees. In 2012, pursuant to our Non-Employee Directors Deferred Compensation Plan, our non-employee directors received a $100,000 annual equity grant made in the form of deferred stock units (“DSUs”).

The DSUs are issued as restricted stock units under the 2007 Equity and Incentive Plan. DSUs granted as deferred payment of director fees (as explained in further detail below) are credited to a director’s account on the date that the amounts deferred would have otherwise been paid to the director. DSUs granted pursuant to the Non-Employee Directors Deferred Compensation Plan are immediately vested and non-forfeitable. With respect to the deferral of annual equity awards granted on or after January 1, 2012, the DSUs entitle the non-employee director to receive one share of our common stock for each deferred stock unit upon the earlier of the first anniversary of the date of grant, a change in control or the date immediately following a non-employee director’s retirement or termination of service from the Board, subject to any 200-day waiting requirement under Section 409A of the Code. The number of DSUs credited to each non-employee director’s account as of each deferral date is calculated by dividing the amount deferred by the “fair market value” of our common stock on the date of grant. The 2007 Equity and Incentive Plan defines “fair market value” as the mean of the highest and lowest reported sales price per share of our common stock on the date of grant (or if the date of grant is not a trading day, on the last preceding date on which there was a sale of our common stock), unless determined otherwise by the compensation committee.

In addition, our non-employee directors receive the following retainers:

•	all non-employee directors receive a retainer fee of $75,000 per annum (increased to $100,000 starting with the third quarter of 2012);

•	the Chair of the audit committee receives an additional annual retainer of $20,000, and members of the audit committee receive an additional annual retainer of $10,000;

•	the Chair of the compensation committee receives an additional annual retainer of $15,000, and members of the compensation committee receive an additional annual retainer of $7,500; and

•

the Chair of the nominating and corporate governance committee receives an additional annual retainer of $10,000, and members of the nominating and corporate governance committee receive an additional annual retainer of $5,000.

In 2012, all of the foregoing retainers were paid on a quarterly basis on the last day of the quarter. Non-employee directors may elect to receive all or any portion of the annual retainer and any committee annual retainers in cash or in the form of DSUs that entitle the non-employee director to receive one share of our common stock for each DSU (a) on the date immediately following the director’s retirement or termination of service from the Board, in the case of DSUs granted on or after January 1, 2011, or (b) the date that is 200 days immediately following the director’s retirement or termination of service from the Board, in the case of DSUs granted before January 1, 2011 or if required by Section 409A of the Code.

Directors are also reimbursed by us or by Blackstone for travel and related expenses incurred on our behalf.

Director Compensation for 2012

The following table details the total compensation for our non-employee directors for 2012.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)
Jeff Clarke	87,500	100,000	187,500
Martin Brand (3)	87,500	100,000	187,500
Mark Britton	116,000	100,000	216,000
Ken Esterow	87,500	100,000	187,500
Bob Friedman (3)	87,500	100,000	187,500
Brad Gerstner	95,000	100,000	195,000
Jill Greenthal	97,500	100,000	197,500
Kris Leslie	131,000	100,000	231,000
Jaynie Studenmund	128,500	100,000	228,500

(1)	For 2012, all directors received retainers. Each member of the audit committee received additional fees of $11,000 for serving on a special committee, at the request of the Board. As described above, in 2012, all directors could elect to receive all or any portion of retainers in the form of DSUs. In 2012, the following directors elected to take the following amounts of their retainer fees in the form of DSUs: Jeff ($87,500); Brad ($95,000) and Jill ($48,750).

(2)	Represents the grant date fair market value of DSUs granted to each non-employee director in June 2012. The grant date fair value is based on $3.65 per share, the mean between the highest and lowest reported sales price per share of our common stock on the grant date, June 12, 2012. As of December 31, 2012, the directors held the following number of DSUs: Jeff (264,027); Martin (95,790); Mark (65,799); Ken (63,228); Bob (0); Brad (161,291); Jill (208,782); Kris (67,457) and Jaynie (189,806). In June 2012, Blackstone received a grant of 67,457 DSUs for Bob’s service on our Board.

(3)	Compensation for Martin and, until June 30, 2012, Bob, was paid directly to Blackstone Management Partners L.L.C., the investment advisor to certain of the Blackstone entities for which Blackstone Capital Partners (Cayman) V L.P., Blackstone Capital Partners (Cayman) V-A L.P., BCP (Cayman) V-S L.P. and BCP V Co-Investors (Cayman) L.P. serve as alternative investment vehicles.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

In our Compensation Discussion and Analysis, we:

•	describe our goals for compensating our executive officers;

•

describe how we designed our compensation program and explain how executive compensation decisions reflect both our Company’s business performance and the individual performance goals for each of our named executive officers; and

•	explain the tables and other disclosures that follow.

Our Compensation Discussion and Analysis presents compensation information for our Chief Executive Officer, those who served as Chief Financial Officers during the year, and the three next most highly compensated executive officers who were serving as executive officers at the end of 2012 (referred to as our “named executive officers”). For 2012, our named executive officers were:

•	Barney Harford, our Chief Executive Officer;

•	Mitch Marcus, who served as our SVP and Chief Financial Officer for part of 2012;

•	David Belmont, who served as our Interim Chief Financial Officer for part of 2012;

•	Russ Hammer, who served as our SVP and Chief Financial Officer for part of 2012; and

•	Chris Orton, Tamer Tamar and Roger Liew, our three most highly compensated executive officers, other than our CEO and CFO, during 2012.

Executive Summary

In this section, we highlight our 2012 performance and the key actions the compensation committee took to further align the interests of the named executive officers with those of our shareholders. We also include a summary of our compensation governance highlights to provide a better understanding of the compensation committee’s pay decisions relative to 2012 company performance.

•

Executive Compensation Philosophy. The core of our executive compensation philosophy is to pay for financial and strategic performance consistent with sound compensation governance principles aligned with shareholder interests and based on labor market levels and practices.

•

Compensation Governance. Our compensation philosophy is complemented by the following specific compensation governance elements designed to align our executive compensation with long-term shareholder interests, including:

-	stock ownership guidelines for executive officers and directors, which are designed to tie significant amounts of their personal wealth to our long-term success;

-	a compensation recoupment or “clawback” policy structured to encourage sound financial reporting and to discourage our executive officers from taking inappropriate risks;

-

a policy on trading in our securities, which prohibits hedging, trading in puts, calls or similar derivative securities, holding our securities in a margin account or pledging them as collateral for a loan;

-	no special benefits such as defined benefit pension plan or supplemental executive retirement plans and a limited program of perquisites for our named executive officers; and

-	a bonus plan for all employees based on Company performance metrics and limits on bonus funding levels.

In December 2012, the compensation committee, with assistance from its independent compensation consultant, Farient Advisors LLC (“Farient”) reviewed our management of compensation-related risk. Farient advised that our compensation program is reasonable from a risk-taking perspective and that it appropriately includes: (i) a balance of performance measures, including profitability and growth metrics and strategic and qualitative factors; (ii) performance goals based on external factors, including competitive historical performance and analyst expectations for future performance; (iii) reasonable and limited positive potential; and (iv) a longer-term orientation through the use of equity awards.

Based on the foregoing, the compensation committee concluded that the risks arising from our compensation programs are not reasonably likely to have a material adverse effect on our business or results of operations.

In accordance with the shareholders’ recommendation at our 2011 Annual Meeting of Shareholders, an advisory vote on the compensation of the named executive officers will be conducted every three years with the next advisory vote at the 2014 Annual Meeting of Shareholders. Accordingly, there will not be an advisory vote at the 2013 Annual Meeting of Shareholders.

•	Elements of Executive Compensation. The three major elements of our 2012 executive compensation program included:

-	base salary generally targeted at the median of our peer group;

-	short-term performance-based cash incentive awards targeted generally at the median of our peer group; and

-

long-term equity-based incentive awards targeted between the 50th and 75th percentile of our peer group and based on individual performance and that individual’s impact on our long-term financial and strategic success.

•

Our Peer Group and Benchmarking. In October 2011, for 2012 executive compensation program decisions, the compensation committee, with Farient’s assistance, reviewed and compared our executive compensation programs and practices to a select group of peers (see the section entitled “Executive Compensation Processes” below), comprising twelve companies focused on Internet-based retail or software and other services. Where necessary, we supplemented our peer group data with compensation surveys from additional high-technology and software companies.

•

Our 2012 Performance and Executive Compensation. We achieved a number of important milestones in 2012: we completed the multi-year initiative to bring all of our consumer brands on to a global technology platform; we made significant progress with our mobile and site optimization efforts; and we launched the American Express private label partnership. Our continued focus on our global hotel business started to bear fruit late in 2012, with encouraging acceleration in hotel room night growth starting in the fourth quarter of 2012. We are seeing signs of a turnaround in performance at HotelClub, and the trends for hotel room night growth at Orbitz.com have been encouraging. Global distribution benefited from the launch of the American Express partnership and from growth in existing partnerships.

Despite these accomplishments, 2012 proved to be a challenging year in terms of financial performance. Our 2012 financial results were impacted by a macroeconomic slowdown in Europe, foreign currency headwinds and challenges in a few of our U.S. marketing channels. Adjusted EBITDA grew 1% year-over-year to $128.4 million, which was below our financial target, and fell short of the threshold level of Adjusted EBITDA required to fund bonuses above the amount set as the floor under our Annual Incentive Plan (“AIP”). As a result, the named executive officers were not paid short-term incentive awards for 2012 performance.

In June 2012, the compensation committee approved annual equity grants consisting of performance-based restricted stock units (“PSUs”) to the named executive officers except for David, who received time-based restricted stock units (“RSUs”). The initial vesting of the PSUs was subject to achieving a revenue goal of $785 million, which, although we were close, was not satisfied by December 31, 2012. In December of 2012, the compensation committee approved an amendment to the performance criteria under which the net revenue goal could be met in any trailing twelve month period ending on or prior to December 31, 2013. That goal was satisfied for the trailing twelve month period ending on February 28, 2013. If the performance requirement had not been met within the required timeframe, these PSUs would have been cancelled. Because the revenue goal was achieved, the PSUs will vest 25% per year on each of the first four anniversaries of the grant date, as long as the named executive officer is employed by us on each vesting date.

Our CEO’s total direct compensation (base salary, short-term performance-based cash incentive compensation and grant value of long-term equity-based incentive compensation) was above the median of the market data.

For a complete discussion of performance-based short-term cash incentive awards and long-term equity-based incentive awards made to our named executive officers, see the section entitled “Executive Compensation Programs and Components” below.

Executive Compensation Program Philosophy and Objectives

Our overall executive compensation philosophy is to offer a performance driven program, consistent with shareholder interests. Our objectives are to attract, retain and motivate high performing individuals and ensure their compensation reflects the achievement of annual business and individual goals, as well as our most important long-term business objectives.

We do this by setting performance objectives that reflect our competitive business environment, and by differentiating actual AIP payouts and equity grants for each individual, based on his or her contribution to our business results for the year and an assessment of the impact of each executive’s role on our long-term business success. In addition, we offer a competitive total compensation opportunity that helps us to effectively recruit and retain individuals who have demonstrated a high level of expertise and who are market leaders in our industry. In particular, we seek to position elements of total pay for our executives between the median and 75th percentile of the market. This is in-line with the market pay for individuals in similar positions and who are important to an enterprise’s long-term success. We also consider individual circumstances related to each named executive officer such as experience, skills, performance and area of responsibility in light of our future business needs and prospects. For 2012, our named executive officers’ compensation as a group was at approximately the 75th percentile of the market due to the need to retain these executives in a very competitive market for talent. Our CEO’s compensation approximated the 65th percentile of the market to reflect our need to retain Barney in a competitive talent market.

To support this philosophy, we use these elements to deliver executive compensation:

•	base salary compensation to attract and retain talent;

•	short-term cash incentives to motivate our executive officers to meet and exceed their annual financial objectives and strategic business goals; and

•

long-term equity-based incentives to align our executive officers’ compensation with shareholder interests and to focus on achieving performance goals and vesting conditions that the compensation committee determines are critical for our long-term business success.

In an effort to align our executive compensation program with long-term shareholder interests, we offer stock ownership in our Company. Our stock ownership philosophy and our recoupment policy are described below. Stock ownership and recoupment mitigate risk and help align our executive officers’ and shareholders’ interests by requiring that (a) executive officers and directors retain and hold a minimum number of shares of our common stock and (b) executive officers reimburse us or forfeit certain portions of any award paid or granted in the event of restated financial results.

Stock Ownership Policy.    Our Board, based upon the compensation committee’s recommendation, adopted a minimum stock ownership policy for our executive officers and non-employee directors (the “Stock Ownership Policy”). The Stock Ownership Policy requires each non-employee director, the CEO and our executive officers to own a certain amount of our common stock based on a multiple of the director retainer or executive officer’s annual base salary (the “Share Threshold”) as follows:

•	3x the annual cash retainer for non-employee director;

•	3x base salary for the CEO; and

•	2x base salary for all other executive officers

Until reaching the Share Threshold, each non-employee director, the CEO and each executive officer is required to retain at least 25% of the shares granted, delivered or deferred through our equity incentive plans. There is no minimum time period within which the Share Threshold must be reached. Under the current structure of the equity compensation program for non-employee directors, directors receive 100% of their annual equity award in the form of deferred stock units. This entitles directors to receive one share of our common stock for each deferred stock unit (“DSU”) following the director’s termination of service from the board unless the director elects an earlier settlement date of one year from the date of grant. Because DSUs count towards the retention requirement and Share Threshold, all non-employee directors who elect to receive at least 50% of their annual cash retainer as deferred stock units currently comply with the retention requirement. We expect newly-appointed non-employee directors to comply with the Share Threshold within three years of their election or appointment date. As of April 15, 2013, all of our then-current non-employee directors had met the Share Threshold other than Bob (the majority of Bob’s DSUs are held by a Blackstone-affiliated entity; if the DSUs were held by Bob, he would comply with the retention requirement). As of April 15, 2013, each of our named executive officers except Chris had met the Share Threshold.

Recoupment Policy.    Following the compensation committee’s recommendation, our Board also adopted a recoupment policy. The recoupment policy provides that in the event of a restatement of our financial results, the compensation committee will review all cash and equity incentive compensation paid or granted to executive officers for performance periods beginning after December 31, 2009 and that were paid or granted during the restatement period. The compensation committee has the discretion to require some or all of the executive officers to reimburse us for, or to forfeit, the incremental portion of any award in excess of the award that would have been paid or granted based on the restated financial results. We will amend this policy as needed to comply with the final regulations under the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Executive Compensation Processes

Our Peer Group.    In making executive compensation program decisions, the compensation committee annually reviews our executive compensation programs and practices against a peer group comprising companies in the same industry sector (Internet retailers or Internet software and services), of a similar size (revenue generally between $300 million and $1.5 billion), with a similar business model (business-to-consumer model, retail-oriented and on-line travel competitors), and with which we compete for talent.

The objective selection criteria used to determine the 2012 peer group remained the same as those used for 2011. The 2012 peer group approved by the compensation committee in September 2011 consisted of the following companies, with annual changes noted:

Company Name (1)

1-800-FLOWERS.COM, Inc.

Expedia, Inc. (2)

Monster Worldwide, Inc.

Netflix, Inc.

NutriSystem, Inc.

Overstock.com, Inc.

priceline.com Incorporated (2)

RealNetworks, Inc.

United Online, Inc.

Blue Nile, Inc. (3)

Shutterfly, Inc. (3)

Ancestry.com, Inc. (3)

(1)	GSI Commerce, Inc., and IAC/InterActiveCorp were removed from the peer group for 2012 due to inappropriate revenue size.

(2)	Note: Expedia, Inc. and priceline.com Incorporated are used in benchmarking pay practices only, not pay levels.

(3)	Indicates new addition for 2012.

Benchmarking Analysis.    Farient conducted a comparative analysis of target total direct compensation (including salaries, target bonuses and long-term incentive grant values) in December 2011. The compensation committee considered this analysis in making its compensation decisions for 2012.

For this competitive benchmarking work, Farient conducted an analysis of our pay levels for named executive officers and for other positions by pay component, using proxy data of the peer companies listed above for our CEO and CFO, and size-appropriate survey data from compensation survey experts, Radford and Croner, featuring a broader list of comparable high-technology companies for all of our named executive officers. In addition, Farient performed a competitive review of our executive pay programs and practices, stock ownership guidelines, holding requirements, clawback polices and equity usage against the peer group. The compensation committee used Farient’s analyses in determining our executive officers’ 2012 base salaries, AIP target awards, long-term incentive grant ranges and individual grants.

Annual Performance Reviews.    The compensation committee retains and does not delegate any of its power to determine all executive compensation and benefits matters. Our CEO presents proposals and recommendations to the compensation committee related to the structure and business performance metrics we use for performance-based short-term cash incentive and long-term equity-based incentive award programs. The compensation committee reports to the Board on the major items covered at each compensation committee meeting. Our Chairman and other Board members are invited to attend and participate (on a non-voting basis) in most compensation committee meetings. Farient worked directly with the compensation committee (and not on behalf of management) to assist the compensation committee in satisfying its responsibilities and did not undertake any project for management except as requested by the compensation committee Chair and then, only in the capacity as the compensation committee’s agent.

At least annually, the compensation committee reviews the performance of each named executive officer, including the CEO, based on the achievement of agreed-upon individual and business performance objectives. The CEO provides the compensation committee with performance assessments and compensation recommendations for named executive officers, in executive session without the presence of any other executive officer or member of management. The compensation committee then meets in executive session without the presence of management (including the CEO) to discuss the CEO’s performance and compensation. CEO compensation decisions are based on CEO performance review(s) that are prepared by the nominating and corporate governance committee in consultation with the Chairman of the Board and Chair of the compensation committee and approved by our Board.

Executive Compensation Programs and Components

Our 2012 executive compensation program has three principal components:

•	base salary;

•	performance-based short-term cash incentive compensation (i.e., AIP awards); and

•	performance-based long-term equity-based incentive compensation (in the form of PSUs).

In addition, we provide other limited perquisites, benefits and severance.

We discuss below each component, and its role in the overall executive compensation program.

Base Salary

We believe that any executive compensation program should have a fixed cash component commensurate with our executive officers’ positions that provides them with a reasonable standard of living. This prepares our executives officers to have their incentive compensation at risk. Generally, we target our base salaries at the median of our peer group.

Base salaries for our named executive officers reflect each named executive officer’s level of experience and skill, their responsibilities and their expected future contributions to our success. We review base salaries on an annual basis, or as responsibilities change, and we consider factors such as individual and our business performance and the competitive environment in our industry in determining whether salary adjustments are warranted.

The compensation committee did not make any adjustments to Barney’s annual base salary of $825,000 for 2012. Additionally, Mitch, a new hire in 2012, had an annual base salary of $360,000. In connection with general employee salary increases and later based on individual circumstances, we made the following adjustments to the 2012 salaries of our other named executive officers:

•

David’s salary increased from $212,031 to $216,000 in his role as Group Vice President, Financial Planning and Analysis; additionally, his salary was temporarily increased $10,000 per month while acting as Interim CFO; and

•

Chris’s salary increased from $340,000 to $450,000, Tamer’s salary increased from 240,000 GBP to 280,000 GBP and Roger’s salary increased from $280,800 to $350,000 to bring them in-line with the highly competitive markets for top ecommerce and technology talent.

Performance-Based Short-Term Cash Incentive Compensation

In March 2012, the compensation committee determined that the 2012 short-term performance-based cash incentive pool would be funded based on attainment of a Company Performance Factor (“CPF”) utilizing two metrics, each weighted 50%: Net Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (“EBITDA”) and Stayed Room Nights or “Room Nights.” The Room Nights portion of the plan included a “gateway” metric that required that Net Adjusted EBITDA met or exceeded a threshold level of performance before any value would be earned.

The formula for each of our named executive officers under the AIP for the 2012 performance period is detailed below. For each of our named executive officers, the target cash incentive award was calculated by multiplying the individual’s base salary earned during the period by the individual’s target bonus percentage. This result is then multiplied by a CPF to calculate the final bonus. The final bonus is subject to the compensation committee’s exercise of positive or negative discretion based on individual performance, as follows:

Bonus = Eligible Earnings x Target Bonus Percentage x CPF

Company Performance Factor (CPF).    For 2012, the CPF used in calculating awards payable to our named executive officers under the AIP was determined by the compensation committee based on an objective assessment of the Net Adjusted EBITDA and Room Nights achievement against threshold. Since the threshold level of Net Adjusted EBITDA was not attained, the CPF was zero and our named executive officers received no payments in 2012.

Individual Targets and Performance.    In a typical year, Barney recommends cash incentive awards for each named executive officer (other than himself) in-line with his objective of ensuring the relative alignment of the absolute dollar amount of incentive compensation and bonus paid to each senior officer with his or her individual performance and contributions. The compensation committee considers these recommendations in making final compensation determinations for our named executive officers.

Based on each named executive officer’s earnings, target bonus percentage (prorated where appropriate to reflect actual time served during the year) and the CPF, the 2012 bonuses under the AIP for each of our named executive officers are set forth in the table below.

Name	Eligible Earnings ($)	Target Bonus (%)	Target Bonus ($)	Actual 2012 Bonus Earned ($)
Barney Harford	825,000	100%	825,000	—
Mitch Marcus	48,462	75%	36,346	—
David Belmont (1)	214,123	40%	85,649	—
Russ Hammer (2)	—	—	—	—
Chris Orton (3)	386,154	87%	334,980	—
Tamer Tamar (3)	414,584	68%	282,332	—
Roger Liew	307,108	60%	184,265	—

(1)	David’s eligible earnings do not reflect his base salary increase while Interim CFO.

(2)	Russ left the Company on June 1, 2012 and was thus not eligible for an award.

(3)	Chris’s and Tamer’s target incentive percentages were prorated to reflect salary and target percentages in effect in 2012.

During 2012, Mitch received a sign-on bonus of $37,000 in connection with his appointment as CFO in November of 2012, which was repaid upon his resignation in January of 2013.

Long-Term Performance and Equity-Based Incentive Compensation

The principal goals of our long-term equity-based incentive compensation program are to align the interests of executives and shareholders and to carefully manage dilution levels by strategically allocating equity grants. On June 12, 2012, the compensation committee approved annual grants of PSUs and RSUs for 2012 to the named executive officers as follows:

Name	RSUs (#)	PSUs (#)	Closing Price of Stock on Date on Grant Date ($)	Total Grant Date Fair Value ($)
Barney Harford	—	825,000	3.64	3,003,000
Mitch Marcus	—	—	—	—
David Belmont	60,000	—	3.64	218,400
Russ Hammer	—	—	—	—
Chris Orton	—	160,000	3.64	582,400
Tamer Tamar	—	160,000	3.64	582,400
Roger Liew	—	160,000	3.64	582,400

The initial vesting of the PSUs was subject to achieving a revenue goal of $785 million, which, although we were close, was not satisfied by December 31, 2012. In December of 2012, the compensation committee approved an amendment to the performance criteria under which the revised net revenue goal could be met in any trailing twelve month period ending on or prior to December 31, 2013, which goal was satisfied for the trailing twelve month period ending on February 28, 2013. If the performance requirement had not been met within the required time frame, these PSUs would have been forfeited. Because the revenue goal was achieved, the PSUs will vest 25% per year on each of the first four anniversaries of the grant date, as long as the named executive officer is employed by us on each vesting date.

The committee believes that establishing both time-based and performance-based requirements better aligns our named executive officers’ and our shareholders’ interests. The value of these annual grants was generally between the median and 75th percentile of our peer group and survey data.

During 2012, the compensation committee also approved an equity award for Mitch consisting of 475,000 RSUs at a grant date closing price of $2.20 in connection with his appointment as CFO, which award was forfeited when he resigned in January of 2013.

Other Compensation-Related Matters

We have a limited program of granting perquisites and other benefits to certain of our named executive officers, including, among other items, housing, commuting, financial planning, travel and parking benefits. These are shown in footnote 5 to the “Summary Compensation Table.” None of our named executive officers receives benefits under a defined benefit pension plan or a supplemental executive retirement plan.

Separation and Employment Agreements

See the section entitled “Employment and Severance Arrangements” below for a description of our separation and employment arrangements with our named executive officers as in effect at the end of 2012.

Section 162(m)

In designing our executive compensation programs, the compensation committee considers the favorable accounting and tax treatment of the various program elements, although they are not the sole consideration. Section 162(m) of the Internal Revenue Code limits the deductibility of certain items of compensation paid to certain named executive officers to $1,000,000 annually, unless the compensation qualifies as “performance-based compensation” or is otherwise exempt under Section 162(m). To maintain flexibility in compensating our named executive officers in a manner designed to promote varying corporate goals, the compensation committee has not adopted a policy that all compensation must be tax-deductible. While the compensation committee considers the potential impact of Section 162(m) on our executive compensation decisions, the compensation committee may approve compensation for a named executive officer that does not meet the deductibility requirements of Section 162(m) in order to maintain competitive executive compensation packages and to continue to attract talented leaders.

2013 Executive Compensation Decisions

The compensation committee has made the following decisions with respect to 2013 executive compensation:

•

Benchmarking:    The compensation committee will no longer have benchmarks for the discrete elements of total direct compensation (base salary, short-term performance-based cash incentive compensation and long-term equity-based incentive compensation), but instead, and to give the compensation committee greater flexibility, total direct compensation of an executive in the aggregate may range from the median to the 75th percentile of market.

•

Peer Group:    The compensation committee applied similar selection criteria to determine the members of the peer group for 2013. For 2013, Groupon, Inc., Kayak Software Corporation and TripAdvisor, Inc. were added and NutriSystem, Inc. was removed based on our reassessment of its business model, pay practices and performance.

•

Annual Incentive Plan:    For 2013, the compensation committee established short-term performance-based cash incentive awards based on threshold, target and maximum Net Adjusted EBITDA goals subject to adjustment, up or down, based on threshold, target and maximum room night growth modifiers.

•

Long-Term Equity Grants:    The compensation committee approved the 2013 annual long-term equity awards at its meeting in February 2013, rather than the historical annual grant date in June. For 2013, 75% of the awards are subject to threshold and target stayed room night growth performance goals. If the performance goals are achieved, the awards will be further subject to time-based vesting in four equal annual installments. The remaining 25% of the awards are RSUs that will vest in four equal annual installments.

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation earned by each of our named executive officers for 2012, 2011 and 2010.

Name & Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Barney Harford,	2012	825,000	—	3,003,000	—	—	30,066	3,858,066
Chief Executive Officer	2011	825,000	—	1,395,000	—	561,000	56,099	2,837,099
	2010	716,731	—	1,225,000	699,300	418,095	148,163	3,207,289
Mitch Marcus,	2012	48,462	37,000	1,045,000	—	—	746	1,131,208
Former Chief Financial Officer (6)
David Belmont,	2012	269,123	1,287	218,400	—	—	16,636	505,446
Former Interim Chief Financial Officer (7)
Russ Hammer,	2012	179,808	—	—	—	—	12,706	192,514
Former Chief Financial Officer (8)	2011	425,000	159,300	1,259,375	396,000	100,000	32,848	2,372,523
Chris Orton,	2012	388,077	—	582,400	—	—	18,932	989,409
President Orbitz.com & CheapTickets.com	2011	320,038	300,000	527,250	—	215,000	11,751	1,374,039
Tamer Tamar,	2012	414,584	—	582,400	—	—	63,891	1,060,875
SVP, International, President, ebookers (9)	2011	313,490	—	577,125	—	186,000	19,474	1,096,089
Roger Liew,	2012	308,454	—	582,400	—	—	18,036	908,890
SVP, Chief Technology Officer

(1)	Salaries reflect the actual salary earned in 2012 and for Tamer are converted from local currency (see footnote 9).

(2)	Bonuses for 2012 reflect a sign-on award for Mitch which was repaid in 2013 and a recognition bonus for David. Russ’s 2011 bonus amount has been adjusted to reflect the repayment by him of half of his 2011 bonus.

(3)	Represents the aggregate grant date fair value of (a) PSUs granted to Barney, Chris, Tamer and Roger in 2012, (b) RSUs granted to David and Mitch in 2012, (c) PSUs and RSUs granted to Barney, Russ, Chris and Tamer in 2011, and (d) PSUs granted to Barney in 2010, in each case, computed in accordance with FASB ASC Topic 718. For all PSUs included in the above table, the amount reflects the “target” amount, as of the grant date, for those awards, which is the maximum number of shares that could be issued under each award. The amounts in this column reflect our estimate for the payout of these awards, as of the grant date, and do not correspond to the actual value that will be recognized by the named executive officers.

(4)	Amounts for Non-Equity Incentive Plan Compensation represent payouts under our AIP and are discussed in the section entitled “Compensation Discussion and Analysis — Performance-Based Short-Term Cash Incentive Compensation” above.

(5)	All Other Compensation reflects the totals from the table below:

Name	401(k) Match ($)	Financial Planning ($)	Car & Parking Benefits ($)	Housing, Commuting or Relocation ($)	Gym Membership ($)	Executive Life and LT Disability ($)	Total ($)
Barney Harford	7,350	11,110	5,400	3,520	—	2,686	30,066
Mitch Marcus	—	—	675	—	—	71	746
David Belmont	7,350	8,180	—	—	—	1,106	16,636
Russ Hammer	5,394	3,815	2,250	—	—	1,247	12,706
Chris Orton	7,350	10,170	—	—	—	1,412	18,932
Tamer Tamar	—	—	18,531	41,002	—	4,359	63,891
Roger Liew	7,350	8,765	—	—	780	1,141	18,036

(6)	Mitch’s salary reflects an annual rate of $360,000 prorated for the days worked in 2012. Mitch left Orbitz in January 2013.

(7)	David’s salary reflects a temporary $10,000 per month increase while he was interim CFO.

(8)	Russ left Orbitz on June 1, 2012.

(9)	Tamer’s base salary, non-equity incentive plan compensation and certain benefits (e.g., car and parking) are paid in U.K. currency, abbreviated as GBP (Great Britain Pounds). The conversion rate from GBP to USD is based on the exchange rate of 1.6255 in 2012 and 1.5545 in 2011, the effective rate during December of each year.

Grants of Plan-Based Awards During 2012

The table below sets forth specific information with respect to each grant of an award made to our named executive officers under our AIP and our 2007 Equity and Incentive Plan during 2012.

								All Other Stock Awards: Number of Restricted Stock Units (3) (units)	Closing Price of Stock on Date of Grant ($/share)	Grant Date Fair Value of Stock and Option Awards ($)

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (units)	Target (units)	Maximum (units)
Barney Harford	6/12/2012	—	—	—	—	825,000	825,000	—	3.64	3,003,000
	3/29/2012	206,250	825,000	1,650,000	—	—	—	—	—	—
Mitch Marcus	11/12/2012	—	—	—	—	—	—	475,000	2.20	1,045,000
	11/12/2012	9,087	36,346	72,692	—	—	—	—	—	—
David Belmont	6/12/2012	—	—	—	—	—	—	60,000	3.64	218,400
	3/29/2012	21,412	85,649	171,298	—	—	—	—	—	—
Russ Hammer	3/29/2012	33,714	134,856	269,712	—	—	—	—	—	—
Chris Orton	6/12/2012	—	—	—	—	160,000	160,000	—	3.64	582,400
	3/29/2012	83,745	334,980	669,959	—	—	—	—	—	—
Tamer Tamar	6/12/2012	—	—	—	—	160,000	160,000	—	3.64	582,400
	3/29/2012	70,583	282,332	564,663	—	—	—	—	—	—
Roger Liew	6/12/2012	—	—	—	—	160,000	160,000	—	3.64	582,400
	3/29/2012	46,066	184,265	368,529	—	—	—	—	—	—

(1)	These columns show the potential amounts payable to our named executive officers pursuant to the AIP if the threshold, target or maximum goals established for 2012 by the compensation committee had been satisfied. Because Russ left the Company before the end of 2012, he was not eligible to receive payment pursuant to his award under the AIP. For further discussion, see the section entitled “Compensation Discussion & Analysis — Performance-Based Short-Term Cash Incentive Compensation.” The grant date for these awards reflects the date on which the corresponding performance goals were established by the compensation committee, except that for Mitch, the grant date reflects his hire date.

(2)	These columns show the potential number of shares underlying the PSUs that may be earned by our named executive officers per the goal established by the compensation committee, subject to additional time-based vesting requirements. For a further discussion, see the section entitled “Compensation Discussion & Analysis — Long-Term Performance and Equity-Based Incentive Compensation.”

(3)	This column shows the number of RSUs granted in 2012. For a further discussion, see the section entitled “Compensation Discussion & Analysis — Long-Term Performance and Equity-Based Incentive Compensation.”

Outstanding Equity Awards at Fiscal Year-End 2012

The table below includes information as of December 31, 2012, regarding stock options, RSUs and PSUs previously awarded to our named executive officers that were outstanding as of that date.

	Option Awards (1)					Stock Awards (2)
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($/share)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (units)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (units)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Barney Harford	6/2/2010	231,250	138,750	4.90	6/2/2017	797,911	2,170,318	825,000	2,244,000
	1/6/2010	979,166	20,834	4.15	1/6/2016	—	—	—	—
Mitch Marcus	—	—	—	—	—	475,000	1,292,000	—	—
David Belmont	6/2/2010	14,000	14,000	4.90	6/2/2017	109,000	296,480	—	—
	7/18/2007	5,226	—	5.22	7/18/2017	—	—	—	—
	6/19/2008	22,323	—	6.28	6/19/2015	—	—	—	—
Russ Hammer	1/3/2011	50,000	—	5.43	6/1/2013	—	—	—	—
Chris Orton	7/2/2010	50,000	50,000	3.77	7/2/2017	243,750	663,000	160,000	435,200
Tamer Tamar	6/2/2010	40,000	40,000	4.90	6/2/2017	276,250	751,400	160,000	435,200
Roger Liew	12/7/2010	50,000	50,000	5.86	12/7/2017	174,000	473,280	160,000	435,200

(1)	Unless otherwise cancelled, all stock options granted vest 25% on the first, second, third and fourth anniversaries of the grant date, except those granted to Barney, which vest 25% on the first anniversary of grant date, with the remaining 75% vesting ratably over the subsequent 36 month period and the final installment of each grant vesting on the date prior to the fourth anniversary of the corresponding grant date.

(2)	Stock Awards include all outstanding RSUs and PSUs as of December 31, 2012. Market value is calculated by multiplying $2.72, the closing price on December 31, 2012, by the number of units that have not vested. RSUs vest 25% on the first, second, third and fourth anniversaries of the grant date. PSUs vest 25% on the first, second, third and fourth anniversaries of the grant date if all applicable performance criteria are met.

Option Exercises and Stock Vested in 2012

The table below includes information, on an aggregate basis, regarding the exercise of stock options and the vesting of restricted stock and restricted stock units for our named executive officers during 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (units)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (units)	Value Realized on Vesting ($)
Barney Harford	—	—	435,411	1,462,833
Mitch Marcus	—	—	—	—
David Belmont	—	—	29,733	115,642
Russ Hammer	—	—	20,833	77,123
Chris Orton	—	—	93,750	343,500
Tamer Tamar	—	—	153,750	586,863
Roger Liew	—	—	80,750	288,385

Pension Benefits in 2012

None of our named executive officers participated in 2012, or currently participates, in a defined benefit plan sponsored by us or any of our subsidiaries.

Non-Qualified Deferred Compensation in 2012

Following our separation from Travelport in 2007, we no longer offer a deferred compensation plan for any of our executive officers or other non-executive employees.

Potential Payments upon Termination of Employment

The table below discloses potential payments and benefits under our compensation and benefit plans and other employment arrangements to which our named executive officers, other than Mitch and Russ, would be entitled upon a termination of their employment, assuming the termination of employment occurred on December 31, 2012. Because we have assumed that the termination took place on December 31, 2012, if an executive was entitled to a severance payment equal to his target bonus amount, prorated based on the number of days employed in 2012, the calculations in the table below reflect 100% of the executive’s target bonus for 2012. In addition, because we have assumed that the terminations would have taken place on December 31, 2012, the accelerated vesting of stock options would have no intrinsic value because the closing sales price per share of our common stock on December 31, 2012 was lower than each applicable exercise price.

Name	Voluntary Resignation ($)		By Company for Cause ($)	By Company Without Cause ($)		By Executive Upon Constructive Termination or Forced Resignation ($)		Change in Control ($)		By Company Without Cause or by Executive Upon Constructive Termination Following Change in Control ($)		Disability or Death ($)
Barney Harford
Cash Payments	—	(1)	—	1,650,000	(2)	1,650,000	(2)	—		4,125,000	(6)	0	(8)
Accelerated Equity Awards	—		—	1,473,318	(3)	1,473,318	(3)	—	(5)	4,414,318	(7)	1,473,318	(3)
Continued Perquisites/Benefits	—		—	—	(4)	—	(4)	—		—	(4)	—
Total	—		—	3,123,318		3,123,318		—		8,539,318		1,473,318
David Belmont
Cash Payments	—		—	108,000	(9)	—		—		311,886	(12)	—
Accelerated Equity Awards	—		—	115,600	(10)	—		—	(5)	296,480	(7)	—
Continued Perquisites/Benefits	—		—	4,199	(11)	—		—		6,298	(13)	—
Total	—		—	227,799		—		—		614,664		—
Chris Orton
Cash Payments	—		—	784,980	(14)	—		—		1,119,960	(16)	—
Accelerated Equity Awards	—		—	255,000	(10)	—		—	(5)	1,098,200	(7)	—
Continued Perquisites/Benefits	—		—	15,755	(15)	—		—		15,755	(15)	—
Total	—		—	1,055,735		—		—		2,233,915		—
Tamer Tamar
Cash Payments	—		—	737,472	(17)	737,472	(17)	—		1,420,182	(18)	—
Accelerated Equity Awards	—		—	418,200	(10)	418,200	(10)	—	(5)	1,186,600	(7)	—
Continued Perquisites/Benefits	—		—	—		—		—		—		—
Total	—		—	1,155,672		1,155,672		—		2,606,782		—
Roger Liew
Cash Payments	—		—	350,000	(19)	—		—		718,530	(16)	—
Accelerated Equity Awards	—		—	219,640	(10)	—		—	(5)	908,480	(7)	—
Continued Perquisites/Benefits	—		—	—	(15)	—		—		—	(15)	—
Total	—		—	569,640		—		—		1,627,010		—

(1)	Barney is entitled to severance benefits if we are reacquired, directly or indirectly, by Travelport (the “Reacquisition”) and he resigns during the 90-day period beginning on the first anniversary of the Reacquisition. If that had been the case, Barney would have been entitled to: (a) cash payments totaling $825,000 (which represents 12 months’ base salary) and (b) accelerated vesting of those stock options that would have vested in the 12-month period following the assumed termination date.

(2)	This amount represents the sum of (a) 24 months’ base salary, plus (b) the pro rata portion, based on the percentage of the year elapsed as of the date of termination, of the actual annual bonus Barney would have been entitled to receive for the year of the date of termination as if his employment had not terminated.

(3)	This amount represents the value of (i) with respect to options granted in his employment agreement and granted on June 2, 2010, those outstanding unvested stock options that would have vested in the 18-month period following the assumed termination date, (ii) with respect to each grant of RSUs, accelerated vesting of the lesser of (a) all RSUs that have not yet vested or (b) 37.5% of RSUs from the grant that have not yet vested and (iii) with respect to each grant of PSUs, accelerated vesting of the lesser of (a) all PSUs from the grant that have not yet vested and for which the applicable performance goals have been achieved as of the assumed termination date or (b) 37.5% of the PSUs from the grant that have not yet vested and for which the applicable performance goal has been achieved as of the assumed termination date.

(4)	Pursuant to the terms of Barney’s employment agreement, he would have been entitled to receive COBRA continuation medical benefits for (a) 12 months following the termination date in the event his employment was terminated without cause or as a result of a constructive termination not in connection with a change in control or (b) 24 months in the event his employment was terminated without cause or as a result of a constructive termination in connection with or within 24 months following a change in control, or if a change of control was consummated 90 days following such termination.

(5)	Pursuant to the 2007 Equity and Incentive Plan, vesting upon a change of control would be determined by the compensation committee. For the purpose of this table, we have assumed that no awards would vest.

(6)	This amount represents (a) 24 months’ base salary, (b) 24 months’ target annual bonus and (c) a pro rata portion of Barney’s target annual bonus through the assumed termination date.

(7)	This amount represents the value of (i) all outstanding but unvested stock options, (ii) all outstanding but unvested RSUs and (iii) all outstanding but unvested PSUs for which the applicable performance goals either (a) had been achieved as of the assumed termination date or (b) had not yet been achieved as of the assumed termination date but were still attainable (in which case, the PSUs are accelerated as though the performance goals had been achieved as of the assumed termination date).

(8)	This amount represents the pro rata portion, based on the percentage of the year elapsed as of the time of termination, of the actual annual bonus Barney would have been entitled to receive for the year of the date of termination as if his employment had not terminated.

(9)	This amount represents (a) 6 months’ base salary and (b) an amount equal to David’s annual bonus for the year of the date of termination based on actual performance measured at the end of the relevant performance period, prorated based on the number of days he was employed in the year of termination and for which he had not otherwise received a bonus.

(10)	This amount represents the value of (i) with respect to stock options, all unvested stock options that would have vested in the 12-month period following the assumed termination date, (ii) with respect to RSUs, accelerated vesting of the unvested RSUs that would have vested in the 12-month period following the assumed termination date and (iii) with respect to PSUs for which the performance goals had been achieved as of the assumed termination date, accelerated vesting of such unvested PSUs that would have vested in the 12-month period following the assumed termination date.

(11)	The amounts shown represent the estimated value of COBRA subsidy payments for 6 months following the covered termination.

(12)	This amount represents (a) 9 months’ base salary, (b) an amount equal to 75% of David’s target annual bonus for the year of the date of termination and (c) an amount equal to David’s target annual bonus for the year of the date of termination, prorated based on the number of days he was employed in the year of termination and for which he had not otherwise received a bonus.

(13)	The amounts shown represent the estimated value of COBRA subsidy payments for 9 months following the covered termination.

(14)	This amount represents (a) 12 months’ base salary and (b) an amount equal to Chris’ target annual bonus for the year of the date of termination, prorated based on the number of days he was employed in the year of termination and for which he had not otherwise received a bonus.

(15)	The amounts shown represent the estimated value of COBRA subsidy payments for 12 months following the covered termination. In addition, Chris’s agreement says that he is entitled to outplacement benefits pursuant to our policy; however, because we do not have a policy on outplacement benefits, we assumed for the sake of this table that there is no dollar value attributable to the outplacement benefits.

(16)	This amount represents (a) 12 months’ base salary, (b) an amount equal to the named executive officer’s target annual bonus for the year of the date of termination and (c) an amount equal to the named executive officer’s target annual bonus for the year of the date of termination, prorated based on the number of days he was employed in the year of termination and for which he had not otherwise received a bonus.

(17)	This amount represents (a) 12 months’ base salary and (b) an amount equal to Tamer’s target annual bonus for the year of the date of termination, prorated based on the number of days he was employed in the year of termination and for which he had not otherwise received a bonus. The amount set forth above has been converted from GBPs to U.S. dollars based on the exchange rate in effect during December 2012, or 1.6255 dollars per GBP.

(18)	This amount represents (a) 18 months’ base salary, (b) an amount equal to Tamer’s target annual bonus, and (c) an amount equal to Tamer’s target annual bonus in effect on the date of termination, prorated based on the number of days he was employed in the year of termination and for which he had not otherwise received a bonus. The amount set forth above has been converted from GBPs to U.S. dollars based on the exchange rate in effect during December 2012, or 1.6255 dollars per GBP.

(19)	This amount represents (a) 12 months’ base salary and (b) an amount equal to Roger’s annual bonus for the year of the date of termination based on actual performance measured at the end of the relevant performance period, prorated based on the number of days he was employed in the year of termination and for which he had not otherwise received a bonus.

Accrued Pay and Regular Retirement Benefits.    The amounts shown in the table above do not include any payments or benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon a termination of employment. These include:

•	accrued salary and, if applicable, accrued and unused vacation time; and

•	distributions of plan balances under our 401(k) plan and Travelport’s non-qualified deferred compensation plan.

Excise Tax Restoration Payment.    Upon a change in control as defined in Section 280G of the Code and the treasury regulations issued thereunder, employees may be subject to certain excise taxes. Except for Barney’s employment agreement as described below, we do not indemnify or reimburse any of our named executive officers for any excise taxes. If Barney had been terminated as of December 31, 2012, no excise tax would have been payable.

Former Officers.    Russ resigned effective June 1, 2012. Russ did not receive any severance or other payments in connection with his resignation, other than payment of salary earned through June 1, 2012. Mitch resigned effective January 8, 2013. Mitch did not receive any severance or other payments in connection with his resignation, other than payment of salary earned through January 8, 2013.

Employment and Severance Arrangements

We have entered into employment arrangements with each of our named executive officers that generally provide for minimum base salaries, target bonus under our annual incentive bonus plan and severance compensation in the case of certain termination events, including, in some cases, in connection with or following a change of control. The material terms of each named executive officer’s employment agreements are summarized below.

Barney Harford

We entered into an employment agreement with Barney, our CEO, on January 6, 2009. Barney’s agreement was subsequently amended on July 17, 2009 and July 17, 2010. The employment agreement outlines the terms and conditions of Barney’s employment as our CEO. We also agreed under the employment agreement to use our reasonable best efforts to have Barney re-elected to our Board. The initial term of Barney’s employment agreement expired on January 6, 2013, and the term thereafter extends for additional one-year periods, unless Barney or we give the other at least 180 days prior written notice of the intent not to renew. In August 2012, the compensation committee adopted a resolution waiving its right to provide notice of intent not to renew during calendar years 2013 and 2014. This means that Barney’s agreement will continue through at least January 6, 2016.

Pursuant to the employment agreement, Barney would receive a minimum annual base salary of $625,000 during the first year of his employment and $675,000 thereafter. Effective September 22, 2010, Barney’s annual base salary was increased from $675,000 to $825,000. Barney will also be eligible for an annual bonus that has a target payment equal to 100% of his annual salary (and a maximum payment of 200% of his annual salary), subject to the terms and conditions of our annual bonus plan and further subject to the satisfaction of any performance goals, criteria or targets as may be established by the Board (or the compensation committee).

Barney’s employment may be terminated by him or by us at any time for any reason, provided that he gives us 30 days written notice. If his employment is terminated during the term of the employment agreement, he will be entitled to receive all amounts earned, including any annual bonus earned, but unpaid, for the immediately preceding fiscal year, as of the termination date (the “Accrued Amounts”). If the termination of employment is due to death or disability, he will be entitled to receive the Accrued Amounts plus a pro rata portion of any annual bonus he would have been entitled to receive for the year in which the termination occurs. If we terminate his employment without “Cause” or as a result of a “Constructive Termination” not in connection with a “Change in Control” (in each case, as such terms are defined in the employment agreement), Barney will be entitled to receive the Accrued Amounts and, subject to his execution of a separation and release agreement, (i) continued payment of his then-current base salary for a period of 24 months, (ii) a pro rata portion of any annual bonus he would have been entitled to receive for the year in which the termination occurs, and (iii) COBRA continuation medical benefits for 12 months following the termination date. If we terminate Barney’s employment without Cause or if Barney resigns as a result of a Constructive Termination in connection with or within 24 months following a Change in Control, or a Change in Control is consummated 90 days following such termination or resignation (and such termination or resignation was in contemplation of the Change in Control), Barney will be entitled to receive the Accrued Amounts and, subject to his execution of a separation and release agreement, (i) a lump sum cash payment equal to the sum of: (a) 24 months of his then-current base salary, (b) 24 months of his then-current target annual bonus and (c) a pro rata portion of his target annual bonus through the termination date, and (ii) COBRA continuation medical benefits for 24 months following the termination date. If we terminate Barney’s employment for Cause, Barney must pay us any amounts he received from exercising the options granted under his employment agreement in the 24 months preceding either the termination or the breach that gave rise to Cause.

Notwithstanding the foregoing severance provisions, if we are reacquired, directly or indirectly, by Travelport (the “Reacquisition”) during the term of the employment agreement, Barney may elect to resign his employment (with such resignation to be effective during the 90 day period beginning on the first anniversary of the Reacquisition). In the event of such resignation, Barney will be entitled to receive the Accrued Amounts and, subject to his execution of a separation and release agreement, (i) continued payment of his then-current base salary for a period of 12 months and (ii) COBRA continuation medical benefits for 12 months following the termination date. If we terminate Barney’s employment without Cause or as a result of a Constructive Termination (other than the diminution of duties or responsibilities directly resulting from the Reacquisition) in connection with or within 12 months following the Reacquisition, or the Reacquisition occurs within 90 days following such termination (and such termination was in contemplation of the Reacquisition), then the Reacquisition will be treated as a Change in Control under the employment agreement and Barney will be entitled to the Change in Control payments set forth in the paragraph immediately above.

As part of the package necessary to secure his services, the compensation committee agreed to a tax restoration payment to Barney in the event that any severance benefits or payments he is entitled to receive in connection with a Change in Control or a Reacquisition are subject to excise tax (or in certain circumstances otherwise requires that the amount of such payments be reduced to the extent such reduction would eliminate the excise tax obligation).

The employment agreement contains covenants regarding non-competition and non-solicitation that apply during Barney’s employment and generally for a period of one year following the date he ceases to be employed by us. The employment agreement also requires that Barney generally not disclose our confidential information.

David Belmont

We provided a letter to David confirming the terms of his first appointment as Interim CFO on July 5, 2012. In 2012, David first served as Interim CFO from June 2, 2012 until November 11, 2012. During that time, David received: (i) a $10,000 per month increase in base salary for each month that he performed that role, of which $5,000 was paid as regular pay each month and the remaining $5,000 was accrued and paid in a lump sum on November 16, 2012 and (ii) a performance bonus lump sum payment of $50,000, which was paid on February 2, 2013.

In addition, we provided a second letter to David, confirming the terms of his second appointment as Interim CFO on January 17, 2013. In 2013, David served as Interim CFO from January 8, 2013 until March 10, 2013. During that time, David received: (i) a $10,000 per month increase in base salary for each month that he performed that role, of which $5,000 was paid as regular pay each month and the remaining $5,000 was accrued and paid in a lump sum on the first pay date following the new CFO’s start date and (ii) a performance bonus lump sum payment of $50,000, which he is entitled to receive 3 months after the new CFO’s start date. The additional base salary and lump sum bonus payment were not considered as part of eligible earnings for the purposes of the 2012 or 2013 AIPs.

Pursuant to a letter agreement we entered into with David in April 2013, if we terminate David’s employment without cause, David is entitled to receive, subject to his execution of a release agreement, (i) a payment in the amount of (a) six months’ base salary plus (b) his annual bonus for the year of the date of termination based on actual performance measured at the end of the relevant performance period, prorated based on the number of days he was employed in the year of termination and for which he had not otherwise received a bonus; (ii) COBRA subsidy payments for six months following the covered termination; and (iii) accelerated vesting for certain incentive equity units. If we terminate David’s employment without cause within 12 months following a change in control or if David resigns due to a constructive termination within 12 months following a change in control, David is entitled to receive, subject to his execution of a release agreement, (i) a payment in the amount of (a) 9 months’ base salary, (b) an amount equal to 75% of his target bonus for the year of the date of termination and (c) an amount equal to his target annual bonus for the year of the date of termination, prorated based on the number of days he was employed in the year of termination and for which he had not otherwise received a bonus; (ii) COBRA subsidy payments for 9 months following the covered termination; and (iii) accelerated vesting for certain incentive equity units.

Russ Hammer

An offer letter dated December 30, 2010 set forth the terms and conditions of Russ’ employment as our former Senior Vice President and CFO. Russ resigned on May 23, 2012, and his last day with us was June 1, 2012. In connection with Russ’s resignation, he paid us an amount equal to $145,630.20 that represented the excess of (a) the anticipated amount of Russ’ bonus from his previous employer, which we paid Russ when he left his previous employer to join us, over (b) the amount, based on subsequent calculations and results, that Russ would have actually received from his previous employer if he had not left to join us. An addendum to the offer letter contains covenants regarding confidentiality, non-competition and non-solicitation that continue for a period of two years following the date he ceased to be employed by us.

Mitch Marcus

An offer letter dated November 5, 2012 set forth the terms and conditions of Mitch’s employment as our former Senior Vice President and CFO. Mitch resigned; his last day with us was January 8, 2013.

Chris Orton

Pursuant to the letter agreement we entered into with Chris, President of Orbitz.com and CheapTickets, on June 18, 2010, as subsequently amended on August 11, 2011, revised pursuant to resolutions adopted by the compensation committee on August 6, 2012 and further amended in April 2013, Chris’ annual salary was initially $300,000 and later increased to $450,000; his target bonus was initially 60% of his salary and later increased to 100% of this salary.

If we terminate Chris’ employment without cause and if Chris executes (and does not revoke) a separation and general release agreement (waiving all claims against us) and a restrictive covenant agreement under which he agrees not to compete with us and not to solicit our employees and customers for a period of 12 months following his termination of employment, Chris is entitled to receive, (i) a payment in the amount of (a) 12 months’ base salary plus (b) his target annual bonus for the year of the date of termination based on actual performance measured at the end of the relevant performance period, prorated based on the number of days he was employed in the year of termination and for which he had not otherwise received a bonus; (ii) COBRA subsidy payments for 12 months following the covered termination; (iii) accelerated vesting for certain incentive equity; and (iv) outplacement benefits pursuant to our policy (we note, however, that the our current policy does not provide for any outplacement benefits). If we terminate Chris’ employment without cause within 12 months following a change in control or if Chris resigns due to a constructive termination within 12 months following a change in control, Chris is entitled to receive, subject to his execution of the release, separation and restrictive covenant agreement referenced earlier in this paragraph, (i) a payment in the amount of (a) 12 months’ base salary, (b) an amount equal to his target bonus for the year of the date of termination and (c) an amount equal to his target annual bonus for the year of the date of termination, prorated based on the number of days he was employed in the year of termination and for which he had not otherwise received a bonus; (ii) COBRA subsidy payments for 12 months following the covered termination; (iii) accelerated vesting for certain incentive equity units; and (iv) outplacement benefits pursuant to our policy (we note, however, that the our current policy does not provide for any outplacement benefits).

Chris’s letter agreement also contains restrictive covenants regarding non-competition and non-solicitation that apply during his employment and for a period of 12 months following the date he ceases to be employed by us. In addition, the letter agreement requires that he generally not disclose our confidential information.

Tamer Tamar

We entered into an employment agreement with Tamer, our Senior Vice President of International and President of ebookers, on April 29, 2009, which was amended on December 28, 2011 and January 14, 2013. Pursuant to the employment agreement, Tamer is currently receiving a base salary of approximately £280,000. Tamer is also eligible for an annual bonus that has a target payment equal to 100% of his annual salary, subject to the terms and conditions of the AIP and further subject to the satisfaction of any performance goals, criteria or targets as may be established by the Board (or the compensation committee). Tamer will also be eligible for (i) a one-time cash bonus of £127,500, payable in four equal quarterly installments at the end of each calendar quarter during 2013, subject to his continued employment with us, unless we terminate his employment other than for cause (or given notice of our intent to do so) and (ii) participation in a three-year incentive plan (in addition to his participation in our Performance-Based AIP) with a maximum possible aggregate performance-based payment of £250,000 over a performance period commencing on July 1, 2012 and ending on June 30, 2015 and an additional time-based payment of £312,500 payable in two equal installments following the conclusion of the fiscal periods ending December 31, 2013 and June 30, 2015, subject to his continued employment with us, unless we terminate his employment other than for cause (or given notice of our intent to do so). The performance goals in Tamer’s additional three-year incentive plan are based on (i) the net revenue, less cost of revenue and marketing expense, for HotelClub and eBookers and (ii) the revenue goals (for eBookers, standalone hotel and dynamic package revenue, and for HotelClub, standalone hotel revenue) set forth in the Tamer’s amended agreement. Tamer is also entitled to a travel allowance of $3,300 each month, subject to taxes.

Either Tamer or we may terminate Tamer’s employment at any time for any reason, by giving three months’ prior notice (or we may elect to pay his salary in lieu of notice). If Tamer’s employment is terminated during the term of the employment agreement, he will be entitled to receive all amounts earned, including any annual bonus earned for the immediately preceding fiscal year, but unpaid, as of the termination date. If we terminate him without cause or as a result of a “Forced Resignation” (as defined in Tamer’s employment agreement), Tamer will also be entitled to receive, subject to his execution of a separation and release agreement, (i) a lump sum payment of 12 months’ base salary, (ii) a pro rata portion of his target bonus for the year in which the termination occurs, and (iii) 12 months of accelerated vesting on certain unvested equity awards. If we terminate him without cause or as a result of a constructive dismissal in connection with a “Change in Control” (as defined in Tamer’s employment agreement), Tamer will also be entitled to receive, subject to his execution of a separation and release agreement, a lump sum cash payment equal to the sum of: (a) 18 months of his then-current base salary, (b) 12 months of his then-current target annual bonus, (c) a pro rata portion of his target annual bonus in effect on the termination date, and full vesting of his unvested equity and (d) full accelerated vesting on certain unvested equity awards.

The employment agreement contains covenants regarding non-competition and non-solicitation that apply during Tamer’s employment and generally for a period of six months following the date he ceases to be employed by us. The employment agreement also requires that Tamer generally not disclose our confidential information.

Roger Liew

An offer letter dated June 23, 2009, as amended October 3, 2012 and in April 2013, sets forth the terms and conditions of Roger’s employment as our Senior Vice President, Chief Technology Officer. Pursuant to the offer letter, Roger is eligible to participate in our annual incentive bonus plan. Effective September 27, 2012, Roger’s annual base salary was increased to $350,000 and he is eligible for an annual bonus that has a target payment equal to 60% of his annual salary, subject to the terms of the AIP and to any performance goals, criteria or targets as may be established by the Board (or the compensation committee). Either Roger or we may terminate his employment at any time, with or without cause. The offer letter contains covenants regarding non-competition and non-solicitation that continue for a period of one year following the date he ceases to be employed by us.

If we terminate Roger’s employment without cause, Roger is entitled to receive, subject to his execution of a release agreement, (i) a payment in the amount of (a) 12 months’ base salary plus (b) his annual bonus for the year of the date of termination based on actual performance measured at the end of the relevant performance period, prorated based on the number of days he was employed in the year of termination and for which he had not otherwise received a bonus; (ii) COBRA subsidy payments for 12 months following the covered termination; and (iii) accelerated vesting for certain incentive equity. If we terminate Roger’s employment without cause within 12 months following a change in control or if Roger resigns due to a constructive termination within 12 months following a change in control, Roger is entitled to receive, subject to his execution of a release agreement, (i) a payment in the amount of (a) 12 months’ base salary, (b) an amount equal to his target bonus for the year of the date of termination and (c) an amount equal to his target annual bonus for the year of the date of termination, prorated based on the number of days he was employed in the year of termination and for which he had not otherwise received a bonus; (ii) COBRA subsidy payments for 12 months following the covered termination; and (iii) accelerated vesting for certain incentive equity units.

SECURITY OWNERSHIP

Security Ownership by Directors, Director Nominees, Named Executive Officers and Executive Officers

The following table shows the number of shares of our Class A common stock beneficially owned as of March 1, 2013, unless otherwise noted, by each director, director nominee and named executive officer, as well as the number of shares beneficially owned by all of our current directors and executive officers as a group. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown.

Except as otherwise noted, each beneficial owner’s address is: c/o Orbitz Worldwide, Inc., 500 W. Madison Street, Suite 1000, Chicago, Illinois 60661.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned	Deferred Stock Units (1)
Directors:
Martin Brand (2)	94,391	*	26,398
Mark Britton (3)	65,799	*	—
Jeff Clarke (4)	384,435	*	146,593
Ken Esterow (3)	63,228	*	—
Bob Friedman (2)	67,457	*	—
Brad Gerstner (5)	239,902	*	32,389
Jill Greenthal (2)	92,507	*	116,275
Kris Leslie (3)	67,457	*	—
Jaynie Studenmund (3)	61,011	*	128,795
Named Executive Officers:
Barney Harford (6)	1,809,306	1.7	—
Mitch Marcus (7)	—	—	—
David Belmont (6)	107,051	*	—
Russ Hammer (6)	94,990	*	—
Chris Orton (6)	99,556	*	—
Roger Liew (6)	152,634	*	—
Tamer Tamar (6)	173,475	*	—
All directors and executive officers as a group (18 persons) (8)	4,026,991	3.83	450,450

*	Less than one percent.

(1)	Represents DSUs granted on or prior to January 1, 2011. Each DSU granted on or prior to January 1, 2011, represents a right to receive one share of our common stock on the date which is 200 days immediately following the director’s retirement or termination of service from the Board, or a time period otherwise required by Section 409A of the Code. DSUs granted on or prior to January 1, 2011, have not been included in the columns entitled “Number of Shares Beneficially Owned” or “Percentage of Shares Beneficially Owned”.

DSUs granted on or after January 1, 2011, represent a right to receive one share of our common stock on the date immediately following the director’s retirement or termination of service from the Board in the event of a director’s resignation or termination from service. DSUs granted on or after January 1, 2011, have been included in the number of shares shown to be beneficially held by each director for purposes of compliance with SEC rules and regulations. Each DSU, regardless of when granted by the Board, is immediately vested and non-forfeitable.

DSUs that would have been otherwise granted to Martin and, until June 30, 2012, to Bob were granted to Blackstone Management Partners L.L.C. (“BMP”). As of March 1, 2013, the number of DSUs held by BMP on behalf of Martin and Bob was 135,850.

(2)

Includes 69,392 shares of our common stock held by Martin, 67,457 shares of our common stock held by Bob, and 92,507 shares of our common stock held by Jill that are subject to distribution pursuant to DSUs they each hold. Martin holds his shares in a margin account. Excludes an aggregate of 55,046,598 shares beneficially owned by Blackstone LR Associates (Cayman) V Ltd. (“BLRA”) and BCP V GP L.L.C. Martin is a member of BCP V GP L.L.C. Jill and Bob are employed by affiliates of BLRA. Jill, Martin and Bob disclaim beneficial ownership of such shares.

(3)	Reflects shares of our common stock subject to distribution pursuant to DSUs.

(4)	Includes 117,433 shares of our common stock subject to distribution pursuant to DSUs. Jeff’s address is c/o Augusta Columbia Capital Group LLC, Three Embarcadero Center, 3rd Floor, San Francisco, California 94111.

(5)	Represents 111,000 shares of our common stock owned directly by Altimeter Partners Fund, L.P. Altimeter Capital Management LLC has voting and dispositive power over the shares owned by Altimeter Partners Fund, L.P. Brad is the CEO and sole owner of Altimeter Capital Management LLC. Also includes 128,902 shares of our common stock subject to distribution pursuant to DSUs.

(6)	Includes the following number shares of our common stock subject to stock options that are vested and exercisable within 60 days of December 31, 2012: Barney (1,246,666); David (41,549); Russ (50,000); Chris (50,000); Roger (50,000) and Tamer (40,000).

(7)	Due to termination of employment, all of Mitch’s RSUs were forfeited on February 8, 2013.

(8)	Includes (i) 1,547,788 shares of our common stock subject to stock options exercisable within 60 days of December 31, 2012, (ii) 733,187 shares of our common stock subject to distribution pursuant to DSUs, held by all directors and executive officers as a group. Shares beneficially owned by BLRA and BCP V GP L.L.C have been excluded for purposes of the presentation of the beneficial ownership of our common stock by our directors and named executive officers as a group. See footnote (1) to the table “Security Ownership by Certain Other Beneficial Owners” below for additional information on the beneficial ownership of our common stock by BLRA, BCP V GP L.L.C. and its affiliates.

Security Ownership by Certain Other Beneficial Owners

The following table displays information about persons we know were the beneficial owners of more than 5% of our issued and outstanding common stock as of December 31, 2012. The percentage of beneficial ownership for the following table is based on 105,106,307 shares of our common stock outstanding as of March 1, 2013.

Name of Beneficial Owner	Shares of Common Stock	Percent
Affiliates of The Blackstone Group (1)	55,046,598	52.4%
PAR Investment Partners, L.P. (2)	24,605,094	23.4%

(1)

Excludes 253,326 deferred stock units held by BMP and is based solely on a Schedule 13D filed with the SEC on February 14, 2013. TDS Investor (Luxembourg) S.à r.l., a Luxembourg company (“Luxco”), directly owns 48,817,419 shares of our common stock. TDS Investor (Cayman) L.P., a Cayman Islands limited partnership (“TDS Cayman”), through its wholly-owned subsidiaries, indirectly owns Luxco and, as such, may be deemed to be the beneficial owner of 48,817,419 shares of our common stock. The BCP Funds (as defined below), the Blackstone Funds (as defined below) and Blackstone Family Investment Partnership (Cayman) V-SMD L.P. (collectively, the “Blackstone LPs”) together directly own 6,229,179 shares of our common stock, of which 2,608,508 shares are directly owned by Blackstone Capital Partners (Cayman) V L.P., a Cayman Islands limited partnership (“BCP”). TDS Investor (Cayman) GP Ltd., a Cayman Islands company (“TDS Cayman GP”), is the general partner of TDS Cayman. Blackstone Capital Partners (Cayman) V L.P., BCP (Cayman) V-S L.P., Blackstone Capital Partners V-A L.P. and BCP V Co-Investors (Cayman) L.P. (collectively, the “BCP Funds”), Blackstone Family Investment Partnership (Cayman) V L.P. and Blackstone Participation Partnership (Cayman) V L.P. (collectively, the “Blackstone Funds”) and Blackstone Family Investment Partnership (Cayman) V-SMD L.P. collectively have voting control over TDS Cayman GP and collectively have investment and voting control over the shares of our common stock that are directly and indirectly owned by TDS Cayman. Blackstone Management Associates (Cayman) V L.P., a Cayman Islands limited partnership (“BMA”), is a general partner of each of the BCP Funds. BLRA (as defined above) and BCP V GP L.L.C. are general partners of BMA and each of the Blackstone Funds. As a general partner of each of the BCP Funds, BMA may be deemed to be a beneficial owner of

55,046,598 shares of our common stock. As a general partner of the Blackstone Funds and BMA, BLRA and BCP V GP L.L.C. may also be deemed to be a beneficial owner of such shares. Stephen A. Schwarzman is a director and controlling person of BLRA and chief executive officer and controlling person of BCP V GP L.L.C. and, as such, may be deemed to be a beneficial owner of such shares. Mr. Schwarzman disclaims beneficial ownership of any shares of our common stock reported herein, except to the extent of his pecuniary interest therein. The address of the business office of each of Luxco, TDS Cayman GP and TDS Cayman is c/o Travelport Limited, 6 Campus Drive, First Floor, Parsippany, New Jersey 07054. The address of the business office of each of BCP, BMA, BLRA, BCP V GP L.L.C. and Mr. Schwarzman is c/o The Blackstone Group, 345 Park Avenue, New York, New York 10154.

(2)	Based solely on a Schedule 13F filed by PAR Capital Management, Inc. with the SEC on February 14, 2013. Represents shares held directly by PAR Investment Partners, L.P. (“PAR”). PAR Group, L.P. (“PAR Group”) is the general partner of PAR. PAR Capital Management, Inc. (“PCM”) is the general partner of PAR Group. PAR has sole voting power and sole dispositive power over all of the shares. Each of PAR Group and PCM disclaims beneficial ownership of such shares. The business mailing address for PAR Investment Partners, L.P. is c/o PAR Capital Management, Inc., One International Place, Suite 2401, Boston, Massachusetts 02110.

PROPOSAL 2

TO INCREASE THE NUMBER

OF SHARES AVAILABLE FOR ISSUANCE UNDER

2007 EQUITY AND INCENTIVE PLAN

General

In order to give the compensation committee the flexibility to responsibly address our future equity compensation needs, at the Annual Meeting you will be asked to approve an increase of 1,500,000 shares reserved for issuance under our 2007 Equity and Incentive Plan (the “Plan”). Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” approval of the amendments to the Plan. This Proposal 2 will be approved by our shareholders if, at the Annual Meeting, a quorum is present and a majority of the shares present in person or represented by proxy and entitled to vote on the proposal are voted in favor of the proposal. If this Proposal 2 is not approved by our shareholders, this amendment will not take effect and the Plan as last approved at the 2012 Annual Meeting will remain in effect.

The following is a summary of terms of the Plan, as it is proposed to be amended. This summary is qualified in its entirety by reference to the complete text of the Plan, as proposed to be amended, which is attached as Appendix A to this Proxy Statement and incorporated herein by reference.

Material Features of the Plan

General

The Plan provides for the grant of equity-based awards, including restricted stock, restricted stock units, stock options, stock appreciation rights and other equity-based awards to our directors, executive officers and other employees, advisors and consultants who are selected by the compensation committee for participation in the Plan.

Shares Available for Issuance

The total number of shares of our common stock currently reserved for issuance under the Plan is 24,100,000 shares, of which 15,988,592 shares have been granted and 8,111,408 shares were available for future issuance as of December 31, 2012. If shareholders approve this amendment, the total number of shares of our common stock reserved for issuance under the Plan would increase by 1,500,000 to 25,600,000 shares. The number of shares of our common stock reserved for issuance under the Plan is subject to adjustment due to mergers, consolidations, reorganizations, stock splits and other dilutive changes in our common stock. Shares of our common stock subject to equity-based awards that are forfeited, cancelled, exchanged, surrendered or terminated or that expire will again be available for issuance under the Plan. The compensation committee has a targeted budget of 5,032,000 shares to be granted under the Plan for 2013, which represents approximately 4.8% of the total shares of our common stock outstanding as of December 31, 2012. The proposed budget is substantially similar to our 2012 budget. We believe a targeted budget of 5,032,000 shares is the number of shares we can grant to remain competitive relative to our peer group and the market generally and that the overall dilution rate of 2.9% resulting from the additional shares issued under the Plan is necessary and reasonable.

During 2013, we do not anticipate granting awards in excess of 5,032,000 shares, which is more than the number of shares granted in 2012. The shares reserved for grant during 2013 represent approximately 4.8% of the total shares of our common stock currently outstanding which is approximately at the median of our peer group. Based on the chart below, if shareholders do not approve this proposal, there will be an insufficient number of shares available for issuance under the Plan for our compensation committee to make competitive grants to our directors, executive officers and other employees, advisors and consultants after 2013.

Number of Shares
Shares authorized for issuance under the Plan	24,100,000
Shares granted (less cancellations and forfeitures) through December 31, 2012	(15,988,592)

Shares available for grant as of December 31, 2012	8,111,408
Projected shares to be granted through December 31, 2013	(5,032,000)

Projected shares available for grant as of December 31, 2013	3,079,408
Additional shares proposed under this amendment	1,500,000

Total projected shares available for issuance under the Plan, as proposed to be amended, as of December 31, 2013	4,579,408

The 1,500,000 shares to be added to the Plan, in combination with the remaining shares available for issuance and shares returned to the Plan from shares forfeited, cancelled, exchanged, surrendered or terminated or that expire, are expected to satisfy our equity compensation needs through the 2014 Annual Meeting. Accordingly, if this proposal is approved, we anticipate seeking the authorization to increase shares under the Plan prior to expiration or further extension of the Plan in 2017.

Administration

The Plan is administered by the compensation committee, which is composed solely of independent directors. The compensation committee has the authority, among other things, to determine who will be granted awards and all of the terms and conditions of the awards. The compensation committee is also authorized to determine to what extent an award may be settled, cancelled, forfeited or surrendered, to interpret the Plan and any awards granted thereunder and to make all other determinations necessary or advisable for the administration of the Plan. Where the vesting or payment of an award under the Plan is subject to the attainment of performance goals, the compensation committee is responsible for certifying that the performance goals have been attained. Neither the compensation committee nor the Board has the authority under the Plan to re-price, or to cancel and re-grant, any stock option granted under the Plan, or to take any action that would lower the exercise, base or purchase price of any award granted under the Plan without prior shareholder approval.

Equity Incentive Programs

The Plan limits the maximum number of shares of our common stock that may be granted to a single participant in any plan year. Under the Plan, no participant may receive awards of non-qualified stock options and stock appreciation rights that cover in the aggregate more than 5,000,000 shares in any plan year. Additionally, no participant may receive awards of restricted stock, restricted stock units and other stock-based awards that cover in the aggregate more than 2,500,000 shares in any plan year. Further, no participant may receive during each calendar year awards in excess of 1,000,000 shares of our common stock subject to “incentive stock options” issued under Section 422 of the Code.

If any shares of our common stock subject to an award granted under the Plan are forfeited, cancelled, exchanged or surrendered or if an award terminates or expires without a distribution of shares of our common stock, those shares will again be available for awards under the Plan. In the event that the compensation committee determines that any corporate event, such as a stock split, reorganization, merger, consolidation, repurchase or share exchange, affects our common stock and an adjustment is appropriate in order to prevent dilution or expansion of the rights of plan participants, then the compensation committee will make those equitable adjustments as it deems necessary or appropriate to any or all of the:

•	number and kind of shares of our common stock or other property that may thereafter be issued in connection with future awards;

•	number and kind of shares of our common stock or other property that may be issued under outstanding awards;

•	exercise price or purchase price of any outstanding award;

•	performance goals applicable to outstanding awards; and

•	maximum number of shares of our common stock that can be issued to any one participant in any one year.

The compensation committee determines all of the terms and conditions of equity-based awards under the Plan, including whether the vesting or payment of an award will be subject to the attainment of performance goals.

Performance Goals

Equity-based awards under the Plan may be based on attainment of performance goals at the discretion of the compensation committee. The compensation committee may base performance goals on any one or more of the following criteria, determined in accordance with generally accepted accounting principles, and any objectively verifiable adjustment(s) thereto permitted and pre-established by the compensation committee in accordance with Section 162(m), where applicable:

•	pre-tax income or after-tax income;

•	income or earnings including operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, royalties, or extraordinary or special items;

•

net income excluding amortization of intangible assets, depreciation and impairment of goodwill and intangible assets and/or excluding charges attributable to the adoption of new accounting pronouncements;

•	earnings or book value per share (basic or diluted);

•	return on assets (gross or net), return on investment, return on capital, or return on equity;

•	return on net revenue;

•	cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital;

•	economic value created;

•	operating margin or profit margin;

•	room nights;

•	stock price or total shareholder return;

•	income or earnings from continuing operations;

•	cost targets, reductions and savings, productivity and efficiencies; and

•

strategic business criteria, consisting of one or more objectives based on meeting specified market penetration or market share, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to divestitures, joint ventures and similar transactions.

The performance goals are expressed in terms of attaining a specified level of the particular criteria or an increase or decrease in the particular criteria, and may be applied to us or one of our subsidiaries or divisions or strategic business units or a combination thereof, or may be applied to our performance relative to a market index (including industry or general market indices), or group of other companies, all as determined by the compensation committee. The compensation committee will have the authority to make equitable adjustments to the performance goals in recognition of unusual or non-recurring events, in response to changes in laws or regulations or to account for extraordinary or unusual events.

With respect to participants who are “covered employees” within the meaning of Section 162(m) of the Code, no payment may be made with respect to performance-based grants of equity awards that are intended to comply with Section 162(m) prior to certification by the compensation committee that the applicable performance goals have been attained.

Stock Options and Stock Appreciation Rights

The compensation committee will determine the terms and conditions of stock options and stock appreciation rights granted under the Plan that will be included in the award agreement. Stock options granted under the Plan may be “incentive stock options” or non-qualified stock options. A stock appreciation right confers on the participant the right to receive an amount, in cash or shares of our common stock, equal to the excess of the fair market value of a share of our common stock on the date of exercise over the exercise price of the stock appreciation right, and may be granted alone or in tandem with another award. The exercise price of a stock option or stock appreciation right granted under the Plan will not be less than the fair market value of our common stock on the date of grant. The exercise price of a stock appreciation right granted in tandem with a stock option will be the same as the stock option to which the stock appreciation right relates. The vesting of a stock option or stock appreciation right will be subject to such conditions as determined by the compensation committee, which may include the attainment of performance goals.

Options to be Granted and Option History

We cannot determine the number of shares that may be acquired under future stock option grants that may be awarded under the Plan to named executive officers. Directors have not been awarded stock options under the Plan. As of April 15, 2013, the following stock options had been granted under the Plan since the inception of the Plan in July 2007.

Name	Number of Shares
Named Executive Officers
Barney Harford	1,370,000
Mitch Marcus	—
David Belmont	70,770
Russ Hammer	200,000
Chris Orton	100,000
Tamer Tamar	80,000
Roger Liew	100,000
Other Persons Who Hold Stock Options in Excess of 5% of All Options Granted to Plan Participants
Steven Barnhart	989,359
Marsha Williams	996,407
James Shaughnessy	514,278
Mike Nelson	475,254
All current executive officers as a group	1,772,891
All current directors who are not executive officers	—
All plan participants (other than current executive officers)	5,242,702
Travelport-converted options (1)	530,904
All plan participants (other than current executive officers and including Travelport converted options) (1)	5,773,606
All plan participants (including Travelport converted options) (1)	7,546,497

(1)	Reflects stock options originally granted by Travelport (prior to the inception of the Plan) that have since been converted to Orbitz stock options.

Tax Consequences

Based on current federal income tax law, the federal income tax consequences of a stock option grant under the Plan depend on the type of grant. Generally, the recipient of an incentive stock option will not recognize taxable income at the time of grant or exercise, and we will not be entitled to a tax deduction at such times so long as minimum holding period and employment requirements are satisfied. Any gain on the disposition of stock acquired through an incentive stock option will be taxable to the optionee as long-term capital gain. The excess of the fair market value of the stock over the option price at the time the option must be exercised is included in the optionee’s alternative minimum taxable income for the year of exercise. If the minimum holding period and employment requirements are not satisfied, an optionee will recognize, in the year of disposition of the stock, ordinary income equal to the difference between the fair market value of the stock on the date of exercise and the price paid upon exercise of the stock option. We will be allowed a corresponding deduction against income in the year in which such a premature disposition occurs.

Generally, the grant of a nonqualified stock option does not result in taxable income to an optionee or a tax deduction to us. Upon exercise, an optionee will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the stock on the date of exercise over the stock option exercise price, and we will be entitled to a corresponding income tax deduction.

The foregoing is only intended as a summary of the federal income tax consequences that apply to awards and payments under the Plan, based on our interpretation of current tax laws.

Restricted Stock

The compensation committee will determine the terms and conditions of awards of restricted stock granted under the Plan that will be included in the award agreement. A restricted stock award granted under the Plan will consist of shares of our common stock that may not be sold, assigned, transferred, pledged or otherwise encumbered, except as provided in the applicable award agreement or until such time as the restrictions applicable to the award lapse. Under the Plan, the compensation committee will have the authority to determine who will be granted restricted stock and the terms and conditions of restricted stock awards, including whether the lapse of restrictions applicable to the award will be subject to the attainment of one or more performance goals. Certificates issued in respect of shares of restricted stock will be held by us until such time as the restrictions lapse, at which time we will deliver a certificate to the participant.

Restricted Stock Units

A restricted stock unit is an award of a right to receive a share of our common stock. These awards will be subject to such restrictions on transferability and other restrictions, if any, as the compensation committee may impose at the date of grant or thereafter, which restrictions may lapse separately or in combination at such times, under such circumstances (including without limitation a specified period of employment or the satisfaction of pre-established performance goals), in such installments, or otherwise, as the compensation committee may determine.

Dividends

The compensation committee may determine that the holder of restricted stock or restricted stock units may receive dividends (or dividend equivalents, in the case of restricted stock units) that may be deferred during the restricted period applicable to these awards.

Term; Amendment

No awards will be made under the Plan after July 19, 2017. The Board may amend or terminate the Plan at any time, provided that the amendment or termination does not adversely affect any award that is then outstanding without the award holder’s consent. We must obtain shareholder approval of an amendment to the Plan if shareholder approval is required to comply with any applicable law, regulation or stock exchange rule.

The Board recommends a vote FOR approval of an increase of 1,500,000 shares reserved for issuance under our 2007 Equity and Incentive Plan.

PROPOSAL 3

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITOR

The audit committee has appointed Deloitte & Touche LLP as our independent auditor for the fiscal year ending December 31, 2013. This appointment was designated by Travelport as required under the terms of the separation agreement that we entered into with Travelport in connection with our initial public offering in 2007 (the “IPO”). The Board and the audit committee recommend that shareholders ratify the appointment of Deloitte & Touche LLP as our independent auditor for the year ending December 31, 2013. Although we are not required to do so, we believe that it is appropriate to request that shareholders ratify this appointment. If shareholders do not ratify the appointment, the audit committee will investigate the reasons for the shareholders’ rejection and reconsider the appointment. Representatives of Deloitte & Touche LLP will be at the Annual Meeting, will be given the opportunity to make a statement, and will be available to respond to questions.

Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” approval of the ratification of the appointment of Deloitte & Touche LLP. This Proposal 3 will be approved by our shareholders if, at the Annual Meeting, a quorum is present and a majority of the shares present in person or represented by proxy and entitled to vote on the proposal are voted in favor of the proposal.

The Board recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent auditor for the fiscal year ending December 31, 2013.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Under its charter, the audit committee is responsible for the review, approval, authorization or ratification of “related-party transactions” between us or our subsidiaries and related persons. “Related party” refers to a person or entity who is, or at any point since the beginning of the last fiscal year was, a director, executive officer, nominee for director or 5% shareholder of Orbitz Worldwide or any immediate family members of each of these individuals, or an entity that receives more than $120,000 per year from transactions with us (including any of our subsidiaries) in which any of the foregoing persons owns more than a 10% equity interest, or in which any of the foregoing persons is a general partner or officer.

As a general matter, under the delegation of authority policy adopted by our Board, related-party transactions where the amount involved could reasonably be expected to exceed $120,000 in any calendar year, or a material amendment or modification of any such transaction, are submitted to the audit committee for review and approval before the transaction is consummated. If advance approval of a related-party transaction is not obtained, then the transaction must be submitted to the audit committee for ratification, as soon as reasonably practicable, but in any event, at the audit committee’s next regularly scheduled meeting. If the audit committee does not ratify a related-party transaction that has been consummated without its approval, the audit committee will, in consultation with the General Counsel, consider whether additional action is necessary, such as terminating the transaction on a prospective basis, rescinding it or modifying it in a manner that would facilitate ratification by the audit committee.

As provided in the audit committee’s charter and our related party transactions policy, in the course of its review and approval or ratification of a related-party transaction, the audit committee will consider:

•	the nature of the related-party’s interest in the transaction;

•	the material terms of the transaction, including the amount involved and type of transaction;

•	the importance of the transaction to the related party and to us;

•	whether the transaction would impair a director or executive officer judgment to act in our best interest and the best interest of our shareholders; and

•	any other matters the audit committee deems appropriate.

The audit committee has pre-approved certain related-party transactions entered into in the ordinary course of our business, in cases where:

•

the interest of the related party arises only from (a) the related party’s position as a director (or similar position) of the entity that is a party to the transaction, or (b) the direct or indirect ownership by the related person of at least a 10% equity interest in the entity that is party to the transaction; and

•

the aggregate amount involved does not, in any single fiscal year, exceed the greater of $1,000,000 or two percent (2%) of the consolidated revenue of the other entity that is a party to the transaction.

This approval specifically excludes any related-party transactions where Travelport, its parent company or any of its subsidiaries, are a party to or have a direct or indirect material interest in the transaction.

Any audit committee member who is a related party with respect to a transaction under review may not participate in the deliberations or vote on the approval or ratification of the transaction, but he or she may be counted in determining the presence of a quorum at an audit committee meeting at which the transaction is considered.

Related Person Transactions with Travelport and its Subsidiaries

We have a number of agreements with Travelport under which we each provide certain services. We net settle the amounts due to and from Travelport and its subsidiaries under these agreements. As of December 31, 2012, Travelport and its subsidiaries collectively owed us $5.6 million, on a net basis, under these agreements.

Separation Agreement

At the time of our IPO, we entered into a Separation Agreement with Travelport that governed the general terms for the separation of our respective businesses. We amended the agreement on May 5, 2008 and January 23, 2009. Below is a description of the terms of the Separation Agreement, as amended.

Guarantees and Letters of Credit.    When we were a wholly owned subsidiary of Travelport, Travelport provided guarantees, letters of credit and surety bonds on our behalf under our commercial agreements and leases and for the benefit of regulatory agencies. Under the Separation Agreement, we are required to use commercially reasonable efforts to have Travelport released from any then outstanding guarantees and surety bonds. As a result, Travelport no longer provides surety bonds on our behalf or guarantees in connection with commercial agreements or leases entered into or replaced by us subsequent to the IPO. In addition, Travelport is obligated to continue to issue letters of credit on our behalf in an aggregate amount not to exceed $75.0 million so long as Travelport and its affiliates (as defined in the Separation Agreement) own at least 50% of our voting stock. Travelport charges us fees for issuing, renewing or extending letters of credit on our behalf. In December 2011, we agreed to make a one-time payment to Travelport, on February 1, 2012, of $3.0 million related to fees associated with a recent amendment to the Travelport credit facility under which Travelport issues letters of credit on behalf of the Company. This payment is subject to a refund obligation through September 30, 2013 if we obtain our own letter of credit facility or if Travelport is otherwise no longer obligated to provide letters of credit on our behalf. We are recognizing the $3.0 million payment to Travelport over the term of its underlying credit facility, or approximately two and a half years. The expenses related to these fees are included in interest expense in our consolidated financial statements. At December 31, 2012, there were $72.5 million of outstanding letters of credit issued by Travelport on our behalf. On March 25, 2013, we entered into a new credit agreement that provided $450.0 million of term loans, of which $50.0 million is to be used to reduce the letters of credit Travelport issues on our behalf.

Indemnification.    Under the Separation Agreement, we agreed to indemnify Travelport and its officers, directors, employees and agents against certain losses including, but not limited to, litigation matters and other claims.

Registration Rights.    The Separation Agreement gives Travelport the right to demand that we register the resale of our shares of our common stock it holds or that are held by persons or entities that acquire or otherwise receive shares of our common stock from Travelport and that include these registration rights. In addition,

Travelport has “piggyback” registration rights that allow it to include its shares of our common stock in any future registrations, whether they relate to our primary offering or a secondary offering by or on behalf of other shareholders.

Equity Purchase Rights.    Under the Separation Agreement, provided that Travelport beneficially owns at least 50% of the combined voting power of all our outstanding voting securities, it may purchase its pro rata share, based on its then-current percentage equity interest in us, of any voting equity securities we issue, excluding any securities issued under employee stock options or other benefit plans, dividend reinvestment plans and certain other non-cash offerings.

Master License Agreement

We entered into a Master License Agreement with Travelport at the time of the IPO. Under this agreement, Travelport licenses certain of our intellectual property and pays us fees for related maintenance and support services. The licenses include our supplier link technology; portions of ebookers’ booking, search and vacation package technologies; certain of our products and online booking tools for corporate travel; portions of our private label vacation package technology; and our extranet supplier connectivity functionality.

The Master License Agreement granted us the right to use a corporate online booking product developed by Travelport. We have entered into a value added reseller license with Travelport for this product. In 2012, our revenue share payment to Travelport was $2.0 million.

GDS Service Agreement

In connection with our IPO, we entered into an agreement with Travelport to use global distribution systems (“GDS”) services provided by both Galileo and Worldspan (the “Travelport GDS Service Agreement”). This agreement expires on December 31, 2014.

Under the structure of this agreement, we earn incentive revenue for each air, car and hotel segment that is processed through the Travelport GDSs. We are required to process a certain minimum number of segments for our domestic brands through the Travelport GDSs each year. For the year ended December 31, 2012, our domestic brands were required to process a total of 31.4 million segments through the Travelport GDSs. Of the required number of segments for 2012, 16.0 million segments had to be processed through Worldspan and 15.4 million segments had to be processed through Galileo. For future years, the required number of segments processed through Worldspan is fixed at 16.0 million segments, while the required number of segments for Galileo is subject to adjustment based upon the actual segments processed by our domestic brands in the preceding year. Our failure to process at least 95% of these segments through the Travelport GDSs would result in a shortfall payment of $1.25 per segment below the required minimum. We are not subject to these minimum volume thresholds to the extent that we process all eligible segments through the Travelport GDS. For the year ended December 31, 2012, we were not required to make any payments to Travelport related to the minimum segment requirement.

The Travelport GDS Service Agreement also requires ebookers to use the Travelport GDSs exclusively for processing segments in certain European countries. Our failure to process at least 95% of these segments through the Travelport GDSs would result in a shortfall payment of $1.25 per segment for each segment processed through an alternative GDS provider. We made no shortfall payments to Travelport for the year ended December 31, 2012. A significant portion of our GDS services are provided through the Travelport GDS Service Agreement.

For the year ended December 31, 2012, we recognized $101.1 million of incentive revenue for segments processed through Galileo and Worldspan, which accounted for more than 10% of our total net revenue. We recognized an additional $0.3 million in net revenue as a “conversion bonus” for segments generated during 2012 by certain new Orbitz for Business customers. Offsetting this revenue was $2.4 million in “opt-in” fees which we incurred under the Travelport GDS Service Agreement during the year ended December 31, 2012 for certain carrier segments booked through the Galileo GDS.

Travelport Letter Agreement

On February 1, 2011, we entered into a Letter Agreement with Travelport, which was amended in March 2011 (the “Letter Agreement”). The Letter Agreement was entered into during a period when we had discontinued offering American Airline (“AA”) tickets on our Orbitz.com and Orbitz For Business websites after we were unable to agree with AA on how AA tickets would be marketed and distributed to our customers. The Letter Agreement amends and clarifies certain terms set forth in agreements that we have previously entered into with Travelport and provides certain benefits to us so long as certain conditions are met.

The Letter Agreement contained provisions relating to the absence of ticketing authority on AA. Under these provisions, the segment incentives payables from Travelport under the Travelport GDS Service Agreement were increased effective December 22, 2010 until the earliest of (i) August 31, 2011, (ii) the reinstatement of ticketing authority by AA for our Orbitz.com website, (iii) the consummation of a direct connect relationship with AA, or (iv) the determination by our audit committee that we were engaged in a discussion with AA that is reasonably likely to result in a direct connect relationship between us and AA. Pursuant to a court order on June 1, 2011, we resumed marketing AA tickets on our websites. As a result, on June 1, 2011, the increased segment incentives payable from Travelport pursuant to the Letter Agreement expired. We resumed offering AA tickets on our sites and have continued to do so pursuant to a series of agreements with AA that continued through January 15, 2013. Since that date, we have continued to market and distribute AA tickets on our websites, and we are in the process of negotiating a long-term agreement with AA.

The Letter Agreement also contains an amendment to the Travelport GDS Service Agreement. This amendment establishes a higher threshold at which potential decreases in Travelport’s segment incentive payments to us can take effect and reduces the percentage impact of the potential decreases. It remains effective for the term of our Travelport GDS Service Agreement and may be terminated early only upon the occurrence of certain agreed-upon events involving the way we may choose to connect with an airline.

Under the Letter Agreement, we were also permitted to proceed with an arrangement with ITA Software, Inc. (“ITA”) that provides for our use of ITA’s airfare search solution after December 31, 2011. Also pursuant to the Letter Agreement, we have agreed to the circumstances under which we will use Travelport’s e-Pricing product for searches on our websites through December 31, 2014.

During 2012, we received cash from Travelport of $ 82.4 million under the Letter Agreement. We had a net receivable from Travelport at December 31, 2012.

Corporate Travel Agreement

We provide corporate travel management services to Travelport and its subsidiaries. We believe that this agreement was executed on terms comparable to those of unrelated third parties.

Related Person Transactions with Affiliates of The Blackstone Group

The Blackstone Group is in the business of making investments in various companies and it has ownership interests in, and affiliations with, a broad range of companies. In the normal course of conducting our business, we have entered into various agreements with affiliates of The Blackstone Group. For example, we have agreements with certain hotel management companies that are affiliates of The Blackstone Group and that provide us with access to their hotel inventory. We also purchase services from certain affiliates of The Blackstone Group such as telecommunications and advertising. Moreover, certain of The Blackstone Group’s affiliates utilize our partner marketing programs and corporate travel services. We believe that our agreements with these affiliates of The Blackstone Group have been executed on terms comparable to those of unrelated third parties, and we do not believe that any of these agreements is individually material to our overall business.

SHAREHOLDER PROPOSALS

Shareholders who wish to submit a proposal to be included in our 2014 proxy statement and presented at the 2014 Annual Meeting must cause the proposal to be received at our executive offices, Orbitz Worldwide, Inc., Attention: Corporate Secretary, 500 W. Madison Street, Suite 1000, Chicago, Illinois 60661, by no later than December 27, 2013. This will enable us to evaluate the proposal for its possible inclusion in the proxy statement in connection with that meeting.

Shareholders who wish to submit a proposal to be presented at the 2014 Annual Meeting, but not included in our 2014 proxy statement, or who wish to nominate a candidate for election as a director at that meeting, are required by our by-laws to cause notice of such proposal or nomination to be delivered to our executive offices at the address above. To be considered for a vote at the 2014 Annual Meeting, such notice must be delivered after February 11, 2014 and before March 13, 2014, except that if the 2014 annual meeting is called for a date that is not within 30 days before or after the anniversary of the 2013 Annual Meeting, such notice must be received no later than the close of business on the tenth day after the day on which notice of the date of the annual meeting is mailed or publicly disclosed by us, whichever occurs first. Any such notice of proposal or nomination must contain the information required by our by-laws.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

The SEC permits companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more shareholders sharing the same address by delivering a single proxy statement and annual report on Form 10-K or Notice of Internet Availability of Proxy Materials, as applicable, addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies. Shareholders who hold their shares through a nominee, such as a broker, bank, broker-dealer or similar organization may receive notice from that nominee regarding the householding of proxy materials. As indicated in the notice, a single proxy statement and annual report on Form 10-K or Notice of Internet Availability of Proxy Materials, as applicable, will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from an affected shareholder. Once a shareholder has received notice that a nominee will be householding, householding will continue until the shareholder is notified otherwise or until the shareholder has revoked consent by notifying the nominee. If you would prefer to receive separate copies of a proxy statement and annual report on Form 10-K or Notice of Internet Availability of Proxy Materials for other shareholders in your household, either now or in the future, please contact your nominee. Upon written or oral request to our corporate secretary at Orbitz Worldwide, Inc., 500 W. Madison Street, Suite 1000, Chicago, Illinois 60661, (312) 260-2428 we will promptly provide separate copies of this Proxy Statement, our annual report on Form 10-K or the Notice of Internet Availability of Proxy Materials, as applicable.

OTHER MATTERS TO COME BEFORE THE MEETING

The Board knows of no other business that may come before the Annual Meeting. However, if any other matters are properly presented at the meeting, the proxy holders will vote upon them in accordance with their best judgment.

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE VOTE PROMPTLY.

By Order of the Board

James F. Rogers

Secretary

April 26, 2013

Chicago, Illinois

WE WILL FURNISH A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2012 FILED WITH THE SEC, FREE OF CHARGE TO EACH PERSON WHOSE PROXY IS SOLICITED, UPON WRITTEN REQUEST TO OUR CORPORATE SECRETARY AT ORBITZ WORLDWIDE, INC., 500 W. MADISON STREET, SUITE 1000, CHICAGO, ILLINOIS 60661.

APPENDIX A

ORBITZ WORLDWIDE, INC.

2007 EQUITY AND INCENTIVE PLAN

(As amended and restated, effective June 11, 2013)

1.	Purpose; Types of Awards; Construction.

The purposes of the Orbitz Worldwide, Inc. 2007 Equity and Incentive Plan (the “Plan”) are to afford an incentive to non-employee directors, selected officers and other employees, advisors and consultants of Orbitz Worldwide, Inc. (the “Company”), or any Parent or Subsidiary of the Company that now exists or hereafter is organized or acquired, to continue as non-employee directors, officers, employees, advisors or consultants, as the case may be, to increase their efforts on behalf of the Company and its Subsidiaries and to promote the success of the Company’s business. The Plan provides for the grant of Options (including “incentive stock options” and “nonqualified stock options”), stock appreciation rights, restricted stock, restricted stock units and other stock- or cash-based awards. The Plan is designed so that Awards granted hereunder intended to comply with the requirements for “performance-based compensation” under Section 162(m) of the Code comply with such requirements, and the Plan and Awards shall be interpreted in a manner consistent with such requirements.

2.	Definitions

For purposes of the Plan, the following terms shall be defined as set forth below:

(a)  “Annual Incentive Program” means the program described in Section 6(c) hereof.

(b)  “Award” means any Option, SAR, Restricted Stock, Restricted Stock Unit or Other Stock-Based Award or Other Cash-Based Award granted under the Plan.

(c)  “Award Agreement” means any written agreement, contract, or other instrument or document, in each case as approved by the Committee, evidencing an Award.

(d)  “Board” means the Board of Directors of the Company.

(e)  “Change in Control” means, following the Effective Date and excluding the separation transaction pursuant to which the Company becomes a separate public corporation for the first time, a change in control of the Company, which will have occurred if:

(i)  any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than (A) the Company, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, and (C) any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Stock), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding voting securities (excluding any person who becomes such a beneficial owner in connection with a transaction immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the Board of the entity surviving such transaction or, if the Company or the entity surviving the transaction is then a subsidiary, the ultimate parent thereof);

(ii)  the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended;

(iii)  there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the Board, the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof; or

(iv)  the stockholders of the Company approve a plan of complete liquidation of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect), other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed of or, if such entity is a subsidiary, the ultimate parent thereof.

Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

(f)  “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder.

(g)  “Committee” means the committee established by the Board to administer the Plan, the composition of which shall at all times satisfy the provisions of Rule 16b-3 and Section 162(m) of the Code.

(h)  “Company” means Orbitz Worldwide, Inc., a corporation organized under the laws of the State of Delaware, or any successor corporation.

(i)  “Covered Employee” shall have the meaning set forth in Section 162(m)(3) of the Code.

(j)  “Effective Date” means the effective date of the IPO.

(k)  “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.

(l)  “Fair Market Value” means the fair market value determined in such manner as the Committee, in its sole discretion, may deem equitable or as required by applicable law, rule or regulation. Unless the Committee otherwise determines, with respect to an Award granted under the Plan, “Fair Market Value” means (i) the mean between the highest and lowest reported sales price per share of Stock on the national securities exchange on which the Stock is principally traded on the date of grant of such Award, or if the date of grant is not a trading day, then the last preceding date on which there was a sale of such Stock on such exchange, or (ii) if the shares of Stock are then traded in an over-the-counter market, the average of the closing bid and asked prices for the shares of Stock in such over-the-counter market for the date of grant of such Award, or if the date of grant is not a trading day, then the last preceding date on which there was a sale of such Stock on such over-the-counter market.

(m)  “Grantee” means a person who, as a non-employee director, officer or other employee, advisor or consultant of the Company or a Parent or Subsidiary of the Company, has been granted an Award under the Plan.

(n)  “IPO” means the initial public offering of the Company’s Stock.

(o)  “ISO” means any Option intended to be and designated as an incentive stock option within the meaning of Section 422 of the Code.

(p)  “Long Range Incentive Program” means the program described in Section 6(b) hereof.

(q)  “Non-Employee Director” means any director of the Company who is not also employed by the Company or any of its Subsidiaries.

(r)  “NQSO” means any Option that is not designated as an ISO.

(s)  “Option” means a right, granted to a Grantee under Section 6(b)(i), to purchase shares of Stock. An Option may be either an ISO or an NQSO, provided that ISOs may be granted only to employees of the Company or a Parent or Subsidiary of the Company.

(t)  “Other Cash-Based Award” means cash awarded under the Annual Incentive Program or the Long Range Incentive Program, including cash awarded as a bonus or upon the attainment of Performance Goals or otherwise as permitted under the Plan.

(u)  “Other Stock-Based Award” means a right or other interest granted to a Grantee under the Annual Incentive Program or the Long Range Incentive Program that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock, including but not limited to (i) unrestricted Stock awarded as a bonus or upon the attainment of Performance Goals or otherwise as permitted under the Plan, and (ii) a right granted to a Grantee to acquire Stock from the Company containing terms and conditions prescribed by the Committee.

(v)  “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(w)  “Performance Goals” means performance goals based on one or more of the following criteria, determined in accordance with generally accepted accounting principles where applicable: (i) pre-tax income or after-tax income; (ii) income or earnings including operating income, earnings before or after taxes, interest, depreciation, amortization, and/or extraordinary or special items; (iii) net income excluding amortization of intangible assets, depreciation and impairment of goodwill and intangible assets and/or excluding charges attributable to the adoption of new accounting pronouncements; (iv) earnings or book value per share (basic or diluted); (v) return on assets (gross or net), return on investment, return on capital, or return on equity; (vi) return on revenues; (vii) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (viii) economic value created; (ix) operating margin or profit margin; (x) room nights; (xi) stock price or total stockholder return; (xii) income or earnings from continuing operations; (xiii) cost targets, reductions and savings, expense management, productivity and efficiencies; and (xiv) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration or market share, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to divestitures, joint ventures and similar transactions. Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criterion or the attainment of a percentage increase or decrease in the particular criterion, and may be applied to one or more of the Company or a Parent or Subsidiary of the Company, or a division or strategic business unit of the Company, all as determined by the Committee. The Performance Goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be paid (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur). Each of the foregoing Performance Goals shall be evaluated in accordance with generally accepted accounting principles, where applicable, and shall be subject to certification by the Committee. The Committee shall have the authority to make equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Company or any Parent or Subsidiary of the Company or the financial statements of the Company or any Parent or Subsidiary of the Company, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles.

(x)  “Plan” means this Orbitz Worldwide, Inc. 2007 Equity and Incentive Plan, as amended from time to time.

(y)  “Plan Year” means a calendar year.

(z)  “Restricted Stock” means an Award of shares of Stock to a Grantee under Section 6(b)(iii) that may be subject to certain restrictions and to a risk of forfeiture.

(aa)  “Restricted Stock Unit” or “RSU” means a right granted to a Grantee under Section 6(b)(iv) to receive Stock or cash at the end of a specified period, which right may be conditioned on the satisfaction of specified performance or other criteria.

(bb)  “Rule 16b-3” means Rule 16b-3, as from time to time in effect promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act, including any successor to such Rule.

(cc)  “Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.

(dd)  “Stock” means shares of the common stock, par value $0.01 per share, of the Company.

(ee)  “Stock Appreciation Right” or “SAR” means the right, granted to a Grantee under Section 6(b)(ii), to be paid an amount measured by the appreciation in the Fair Market Value of Stock from the date of grant to the date of exercise of the right.

(ff)  “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

3.	Administration.

The Plan shall be administered by the Board or by such Committee that the Board may appoint for this purpose. If a Committee is appointed to administer the Plan, all references herein to the “Committee” shall be references to such Committee. If no Committee is appointed by the Board to administer the Plan, all references herein to the “Committee” shall be references to the Board. The Committee shall have the authority in its discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Awards; to determine the persons to whom and the time or times at which Awards shall be granted; to determine the type and number of Awards to be granted, the number of shares of Stock to which an Award may relate and the terms, conditions, restrictions and performance criteria relating to any Award; to determine Performance Goals no later than such time as required to ensure that an underlying Award which is intended to comply with the requirements of Section 162(m) of the Code so complies; and to determine whether, to what extent, and under what circumstances an Award may be settled, cancelled, forfeited, exchanged, or surrendered; to amend the terms and conditions of outstanding Awards, including, but not limited to extending the exercise period of such Awards and accelerating the vesting schedule of such Awards; to make adjustments in the terms and conditions of, and the Performance Goals (if any) included in, Awards; to construe and interpret the Plan and any Award; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the Award Agreements (which need not be identical for each Grantee); and to make all other determinations deemed necessary or advisable for the administration of the Plan. Notwithstanding the foregoing, neither the Board, the Committee nor their respective delegates shall have the authority to reprice (or cancel and regrant) any Option or, if applicable, other Award at a lower exercise, base or purchase price without first obtaining the approval of the Company’s stockholders. Notwithstanding any other provision of the Plan to the contrary, upon approval of the Company’s stockholders, the Committee may provide for, and the Company may implement, a one-time only stock option exchange program, pursuant to which certain outstanding Options could, at the election of the person holding such Option, be tendered to the Company for cancellation in exchange for the issuance of a lesser amount of Options with a lower exercise price, or other equity benefit as may be approved by the Committee, provided that such one-time only stock option exchange program is implemented within twelve months of the date of such stockholder approval.

The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including but not limited to the Company, any Parent or Subsidiary of the Company or any Grantee (or any person claiming any rights under the Plan from or through any Grantee) and any stockholder.

No member of the Board or Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.

4.	Eligibility.

Awards may be granted to selected non-employee directors, officers and other employees, advisors or consultants of the Company or any Parent or Subsidiary of the Company, in the discretion of the Committee. In determining the persons to whom Awards shall be granted and the type of any Award (including the number of shares to be covered by such Award), the Committee shall take into account such factors as the Committee shall deem relevant in connection with accomplishing the purposes of the Plan.

5.	Stock Subject to the Plan.

The maximum number of shares of Stock reserved for issuance under the Plan shall be 25,600,000,1 subject to adjustment as provided herein. No more than (i) 5,000,000 shares of Stock may be made subject to NQSOs or SARs to a single individual in a single Plan Year, (ii) 2,500,000 shares of Stock may be made subject to stock-based awards other than Options or SARs (including Restricted Stock and Restricted Stock Units or Other Stock-Based Awards denominated in shares of Stock) to a single individual in a single Plan Year, and (iii) 1,000,000 shares of Stock may be issued pursuant to the exercise of ISO’s, in each case, subject to adjustment as provided herein. Determinations made in respect of the limitations set forth in the immediately preceding sentence shall be made in a manner consistent with Section 162(m) of the Code. Such shares may, in whole or in part, be authorized but unissued shares or shares that shall have been or may be reacquired by the Company in the open market, in private transactions or otherwise. If any shares subject to an Award are forfeited, cancelled, exchanged or surrendered or if an Award terminates or expires without a distribution of shares to the Grantee, the shares of Stock with respect to such Award shall, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for Awards under the Plan. Upon the exercise of any Award granted in tandem with any other Award, such related Award shall be cancelled to the extent of the number of shares of Stock as to which the Award is exercised and, notwithstanding the foregoing, such number of shares shall no longer be available for Awards under the Plan.

In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Stock, or other property), recapitalization, Stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Grantees under the Plan, then the Committee shall make such equitable changes or adjustments as it deems necessary or appropriate to any or all of (i) the number and kind of shares of Stock or other property (including cash) that may thereafter be issued in connection with Awards, (ii) the number and kind of shares of Stock or other property (including cash) issued or issuable in respect of outstanding Awards, (iii) the exercise price, grant price, or purchase price relating to any Award; provided, that, with respect to ISOs, such adjustment shall be made in accordance with Section 424(h) of the Code, (iv) annual award limitations set forth in Section 5, and (v) the Performance Goals applicable to outstanding Awards.

6.	Specific Terms of Awards.

(a)  General.    The term of each Award shall be for such period as may be determined by the Committee. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or a Parent or Subsidiary of the Company upon the grant, vesting, maturation, or exercise of an Award may be made in such forms as the Committee shall determine at the date of grant or thereafter, including, without limitation, cash, Stock, or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The Committee may make rules relating to installment or deferred payments with respect to Awards, including the rate of interest to be credited with respect to such payments. In addition to the foregoing, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter, such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine.

[1]	Reflects the proposed amendment to increase shares of Stock reserved for issuance under the Plan from 24,100,000 to 25,600,000.

(b)  Long Range Incentive Program.    Under the Long Range Incentive Program, the Committee is authorized to grant the Awards described in this Section 6(b), under such terms and conditions as deemed by the Committee to be consistent with the purposes of the Plan. Such Awards may be granted with value and payment contingent upon Performance Goals. Except as otherwise set forth herein or as may be determined by the Committee, each Award granted under the Long Range Incentive Program shall be evidenced by an Award Agreement containing such terms and conditions applicable to such Award as the Committee shall determine at the date of grant or thereafter.

(i) Options. The Committee is authorized to grant Options to Grantees on the following terms and conditions:

(a)  Type of Award.    The Award Agreement evidencing the grant of an Option under the Plan shall designate the Option as an ISO or an NQSO.

(b)  Exercise Price.    The exercise price per share of Stock purchasable under an Option shall be determined by the Committee, but, subject to Section 6(b)(v), in no event shall the per share exercise price of any Option be less than the Fair Market Value of a share of Stock on the date of grant of such Option. The exercise price for Stock subject to an Option may be paid in cash or by an exchange of Stock previously owned by the Grantee for at least six months (if acquired from the Company), through a “broker cashless exercise” procedure approved by the Committee (to the extent permitted by law), or a combination of the above, in any case in an amount having a combined value equal to such exercise price. An Award Agreement may provide that a Grantee may pay all or a portion of the aggregate exercise price by having shares of Stock with a Fair Market Value on the date of exercise equal to the aggregate exercise price withheld by the Company.

(c)  Term and Exercisability of Options.    The date on which the Committee adopts a resolution expressly granting an Option shall be considered the day on which such Option is granted. Options shall be exercisable over the exercise period (which shall not exceed ten years from the date of grant), at such times and upon such conditions as the Committee may determine, as reflected in the Award Agreement; provided, that the Committee shall have the authority to accelerate the exercisability of any outstanding Option at such time and under such circumstances as it, in its sole discretion, deems appropriate. An Option may be exercised to the extent of any or all full shares of Stock as to which the Option has become exercisable, by giving written notice of such exercise to the Committee or its designated agent.

(d)  Termination of Employment.    An Option may not be exercised unless the Grantee is then a director of, in the employ of, or providing services to, the Company or a Parent or Subsidiary of the Company, and unless the Grantee has remained continuously so employed, or continuously maintained such relationship, since the date of grant of the Option; provided, that the Award Agreement may contain provisions extending the exercisability of Options, in the event of specified terminations of employment or service, to a date not later than the expiration date of such Option.

ANNUAL MEETING OF SHAREHOLDERS OF

ORBITZ WORLDWIDE, INC.

June 11, 2013

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and annual report are available at

http://www.orbitz-ir.com

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

¯    Please detach along perforated line and mail in the envelope provided.    ¯

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THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3 BELOW: PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

						FOR	AGAINST	ABSTAIN
1. To elect two directors to our Company’s board of directors, each to serve a three-year term:				2.	To approve an increase of 1,500,000 shares reserved for issuance under our 2007 Equity and Incentive Plan.	☐	☐	☐
	NOMINEES:					FOR	AGAINST	ABSTAIN
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	O O	Jeff Clarke Bob Friedman		3.	To ratify the appointment of Deloitte & Touche LLP as our independent auditor for the year ending December 31, 2013.	☐	☐	☐

☐ FOR ALL EXCEPT (See instructions below)				4.	To transact any other business properly presented at the Annual Meeting, or any adjournment or postponement thereof.
					In accordance with their best judgment, the proxies are authorized to vote upon such other matters as may properly come before the 2013 Annual Meeting, or any adjournment or postponement thereof.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

			☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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ORBITZ WORLDWIDE, INC.

Annual Meeting of Shareholders – June 11, 2013

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby makes, constitutes and appoints Jeff Clarke, Barney Harford, Jim Rogers, and each of them, proxies for the undersigned, with the powers the undersigned would possess if personally present and full power of substitution, to vote all shares of the common stock of Orbitz Worldwide, Inc. (the “Company”) that the undersigned is entitled to vote at the Annual Meeting of Shareholders (the “2013 Annual Meeting”) of the Company, to be held on Tuesday, June 11, 2013, at 10:00 a.m., local time, at the offices of Drinker Biddle & Reath LLP, 191 N. Wacker Dr., Ste. 3700, Chicago, Illinois, or any adjournment or postponement thereof. The undersigned also acknowledges receipt of the Letter to Shareholders, the Annual Report on Form 10-K, the Notice of the 2013 Annual Meeting and the Proxy Statement. The undersigned hereby revokes any other proxy executed previously for the 2013 Annual Meeting.

Each share of common stock of the Company has one vote. This Proxy, when properly executed, will be voted in the manner the undersigned directs on the reverse side of this card. If you sign and return this Proxy but do not specify otherwise, this Proxy will be voted “FOR” proposals 1, 2 and 3 listed on the reverse side of this card. Simply sign, date and return this Proxy.

If this Proxy is not returned, then the shares of the common stock of the Company that you own will not be voted.

Please be sure to sign on the reverse side of this card exactly as your name appears above the signature line.

(Continued and to be signed and dated on the other side)

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